Filed Pursuant to Rule 424(b)(5)
Registration No. 333-186822

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated May 29, 2014

PROSPECTUS    SUPPLEMENT

(To prospectus dated April 10, 2013)

$125,000,000

    % Convertible Senior Notes due 2019

We are offering $125,000,000 principal amount of our     % Convertible Senior Notes due 2019 (the “notes”). The notes will bear interest at a rate of     % per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2014. The notes will mature on June 15, 2019, unless earlier repurchased or converted.

Holders may convert all or any portion of their notes, in integral multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding December 15, 2018 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2014 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each trading day of such five consecutive trading day period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after December 15, 2018 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. The initial conversion rate for the notes is              shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per share of common stock), subject to adjustment as described in this prospectus supplement. In addition, following certain corporate events referred to herein as “make-whole fundamental changes” that occur prior to the maturity date, we will in certain cases increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances as described under “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.”

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value calculated for each trading day in an 80 trading day observation period. See “Description of Notes—Conversion Rights—Settlement Upon Conversion.”

We may not redeem the notes prior to maturity.

Following certain corporate events referred to herein as “fundamental changes,” subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price generally will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to any of our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our existing and future liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness, other liabilities (including trade payables) and (to the extent not held by us) preferred stock, if any, of our subsidiaries.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on The NASDAQ Global Select Market under the symbol “REGI.” The last reported sale price of our common stock on The NASDAQ Global Select Market on May  28, 2014 was $10.94 per share.

Investing in the notes involves risks that are described in the “Risk Factors ” section beginning on page 11 of this prospectus supplement.

	Per Note	Total
Public offering price	%	$
Underwriting discount	%	$
Proceeds, before expenses, to us	%	$

The offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from, and including, the date of original issuance, which is expected to be                     , 2014.

The underwriters may exercise their right to purchase up to an additional $18,750,000 principal amount of the notes, solely to cover over-allotments, if any, for 13 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants on or about                     , 2014.

BofA Merrill Lynch	Wells Fargo Securities

Blackstone Capital Markets	Piper Jaffray

Canaccord Genuity	Wedbush Securities

The date of this prospectus supplement is                     , 2014.

In making your investment decision, you should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus. Neither we nor the underwriters have authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. We and the underwriters are offering to sell the notes only in places where offers and sales are permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of the applicable document.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If there is a conflict between the information contained in this prospectus supplement and the accompanying prospectus, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized anyone else to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering. We are offering to sell, and seeking offers to buy, shares of our convertible senior notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our convertible senior notes. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should read both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus, before investing in our common stock.

As used in this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to the “Company,” “REG,” “we,” “us” and “our” refer to Renewable Energy Group, Inc. and its subsidiaries.

This prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectuses we have authorized for use in connection with this offering include trademarks, service marks and trade names owned by us or others. Renewable Energy Group, REG, the REG logo, and REG-9000® referenced in this prospectus are our trademarks or service marks or registered trademarks or service marks. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. All other trademarks, service marks and trade names included or incorporated by reference in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we have filed with the Securities and Exchange Commission, or SEC, that are incorporated by reference herein contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained or incorporated by reference in this prospectus supplement, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “would,” “might,” “could,” “estimate,” “continue,” “anticipate,” “design,” “intend,” “plan,” “seek,” “potential,” “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives, and financial needs. Forward-looking statements include, but are not limited to, statements about:

•	our financial performance, including revenues, cost of revenues and operating expenses;

•	government programs, policymaking and mandates relating to renewable fuels;

•	the availability, future price and volatility of feedstocks;

•	the future price and volatility of petroleum;

•	our liquidity and working capital requirements;

•	anticipated trends and challenges in our business and competition in the markets in which we operate;

•	our ability to successfully implement our acquisition strategy and integration strategy;

•	progressing facilities currently under development to the construction and operational stages, including planned capital expenditures and our ability to obtain financing for such construction;

•	our ability to protect proprietary technology and trade secrets;

•	the development of competing alternative fuels and energy services;

•	our risk management activities;

•	product performance, in cold weather or otherwise;

•	seasonal fluctuations in our business;

•	our current products as well as products we are developing;

•	critical accounting policies and estimates, the impact or anticipated impact of recent accounting pronouncements, guidance or changes in accounting principles and future recognition of impairments for the fair value of assets, including goodwill, financial instruments, intangible assets and other assets acquired; and

•	assumptions underlying or relating to any of the foregoing.

S-iii

These forward-looking statements reflect current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Forward-looking statements are also subject to risks and uncertainties that could cause actual results to differ materially from those expected. These risks and uncertainties include, but are not limited to, those risks discussed in the “Risk Factors” section of this prospectus supplement and the accompanying prospectus. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Forward-looking statements contained in this prospectus supplement and the accompanying prospectus present management’s views only as of the date of this prospectus supplement and the accompanying prospectus. Except as required by federal securities laws, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our 10-K, 10-Q and 8-K reports filed with the SEC.

S-iv

SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the section in this prospectus supplement entitled “Risk Factors,” and the documents we have incorporated by reference, along with our consolidated financial statements and accompanying notes incorporated by reference in the accompanying prospectus, before making an investment decision. Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional notes.

Company Overview

We are the largest producer of biodiesel, an advanced biofuel, in the United States based on gallons produced. During 2013, we sold 259 million gallons of biodiesel, including 48 million gallons we purchased from third parties and resold, and had total revenues of $1.5 billion. We participate in each aspect of biodiesel production, from acquiring feedstock, managing construction and operating biodiesel production facilities to marketing, selling and distributing biodiesel and its co-products.

We operate a network of eight operational biodiesel plants, with an aggregate nameplate production capacity of 257 million gallons per year, or mmgy. We have acquired six of our eight facilities since February 2010. We believe our fully integrated approach, which includes acquiring feedstock, managing biorefinery facility construction and upgrades, operating biorefineries, marketing renewable products and distributing through a network of terminals, positions us to capitalize on growing demand for biodiesel, renewable chemicals and other advanced biofuels. Our experience has enabled us to develop extensive expertise in biorefinery operations, from facility construction management and feedstock procurement to biodiesel production, marketing, logistics and risk management.

We are a low-cost biodiesel producer. We primarily produce our biodiesel from a wide variety of lower cost feedstocks, including inedible corn oil, used cooking oil and inedible animal fat. We also produce biodiesel from virgin vegetable oils, which tend to be higher in price. We believe our ability to process a wide variety of feedstocks provides us with a cost advantage over many biodiesel producers, particularly those that rely on higher cost virgin vegetable oils, such as soybean oil or canola oil.

Our integrated approach to biodiesel production consists of:

Design, Build and Upgrade. We have developed expertise in designing, managing the construction of and upgrading biodiesel plants. We have managed the design and construction of seven commercial-scale biodiesel plants on our own behalf and for third parties and have completed significant upgrades to three plants that we acquired. Our design, build and upgrade experience has enabled us to improve and test new production technologies that enable lower operating costs and improved yields, and expand our ability to use lower cost feedstocks. This expertise has also allowed us to quickly and cost effectively upgrade and integrate the biodiesel plants we have acquired. We intend to leverage this experience into the design and construction of renewable chemical and other advanced biofuel production facilities as we expand into these areas.

Operate and Manage. We manage the operation of our eight biodiesel production facilities and have managed production facilities for others. This operational experience allows us to improve our production process efficiency and quality and to deploy best practices throughout our network. A key element in successfully managing a biodiesel plant is the procurement of feedstock. We believe our strong knowledge and history in feedstock markets allows us to procure feedstock more efficiently and reliably than our competitors. We believe our operational expertise also enables us to effectively integrate new facilities we acquire and manage facilities for others.

Marketing and Distribution. We market and distribute both the biodiesel we produce, as well as biodiesel produced by others, throughout the United States. We accomplish this through sales to customers from our biorefineries and also through a number of distribution terminals around the country. We believe we are able to capture business from the largest customers, namely large United States petroleum refiners and national travel center chains, whose demand cannot be met by smaller producers or marketers that do not have our scale or national reach.

We believe our biorefinery platform and experience running a fully integrated biorefining company is highly desirable for developing renewable chemicals and additional advanced biofuels. We are able to co-locate renewable chemical and/or additional advanced biofuel production plants at our existing facilities, as well as leverage our design-build, operations and management capabilities to accelerate commercialization.

Recent Developments

Pending Acquisition of Dynamic Fuels, LLC

We have entered into separate acquisition agreements with Syntroleum Corporation, or Syntroleum, and Tyson Foods, Inc., or Tyson Foods, the two owners of Dynamic Fuels, LLC, or Dynamic Fuels, which owns a 75 mmgy nameplate capacity renewable diesel fuel production facility located in Geismar, Louisiana. The Dynamic Fuels facility was financed by the issuance of $100.0 million principal amount of Gulf Opportunity Zone Bonds issued through the Louisiana Public Facilities Authority, as well as capital contributions from the owners. Dynamic Fuels began commercial operations in November 2010.

The plant continued operations until December 2012, and during this period Syntroleum has reported that it had produced and sold approximately 66.9 million gallons of renewable products such as diesel, naphtha, and liquefied petroleum gas. Through its operational history, Syntroleum has reported that the plant experienced mechanical issues, hydrogen supply disruptions and feedstock impurities and adulterants, which contributed to plant down time and higher than expected operational costs. Upgrades to the feedstock pre-treatment function was installed during 2012, although after completion of the maintenance turnaround on December 10, 2012, the plant was placed in standby mode pending agreement by Syntroleum and Tyson as to the appropriate conditions under which to resume production. In addition, a new catalyst was installed in June 2013. During its fiscal year ended September 30, 2013, the plant was in standby mode and had no production and the plant currently remains in standby mode and is non-operational.

We believe the work completed during the period the plant has been idle will allow us to commence start-up procedures at the facility in the near term. We have planned for some additional capital expenditures related to pretreatment and a startup period before the plant is expected to be operational. We believe our knowledge of processing lower cost feedstocks will help us in beginning operations and improving the plant. The acquisition of this facility is consistent with our strategic plans to diversify into other areas of biofuels.

Syntroleum Asset Acquisition

On December 17, 2013, the Company, REG Synthetic Fuels, LLC, or REG Synthetic, a wholly-owned subsidiary of the Company, and Syntroleum Corporation entered into an Asset Purchase Agreement pursuant to which REG Synthetic has agreed to acquire substantially all of the assets of Syntroleum, including its 50% equity interest in Dynamic Fuels, as well as all of Syntroleum’s intellectual property.

As consideration for the asset sale, we will assume substantially all of the material liabilities of Syntroleum and Syntroleum will receive 3,796,000 shares of our common stock, subject to downward adjustment based on Syntroleum’s cash on hand at closing and subject to the limitation that in no event may the value of the shares we will issue have a value (as calculated under the asset purchase agreement) of greater than $49 million.

The closing of the transaction is conditioned upon Syntroleum’s receipt of the approval of the holders of a majority of Syntroleum’s outstanding shares of common stock and other specified closing conditions, but is not conditioned on the acquisition of the remaining interests in Dynamic Fuels from Tyson Foods. Syntroleum has scheduled a stockholders’ meeting on June 3, 2014 to vote on approval of the transaction. If Syntroleum’s stockholders approve the transaction and the other closing conditions are satisfied or waived, we expect to close the transaction shortly thereafter.

Acquisition of Remaining 50% Interest in Dynamic Fuels, LLC

On May 20, 2014, we entered into an agreement with Tyson Foods to acquire the remaining 50% equity interest in Dynamic Fuels that is not held by Syntroleum. Under the terms of the agreement, our subsidiary REG Synthetic Fuels would acquire Tyson’s 50% membership interest in Dynamic Fuels by paying Tyson approximately $18.0 million in cash at closing and up to $35.0 million in future payments tied to production volume at the Dynamic Fuels biorefinery over a period of up to eleven and a half years. We will also fund repayment of approximately $12.0 million of Dynamic Fuels’ indebtedness to Tyson at closing. Closing of the transaction is conditioned upon the closing of the Syntroleum transaction.

The Dynamic Fuels biorefinery was financed in part through the issuance of Gulf Opportunity Zone tax-exempt bonds due 2033 issued by the Louisiana Public Facilities Authority and supported by a $100 million letter of credit obtained by Tyson. We intend to use approximately $100.0 million of the net proceeds from this offering to replace the letter of credit or to redeem those bonds.

Company Information

Our predecessor, REG Biofuels, Inc., formerly named Renewable Energy Group, Inc., was formed under the laws of the State of Delaware in August 2006 upon acquiring the assets and operations of the biodiesel division of West Central Cooperative, or West Central, and two of West Central’s affiliated companies, InterWest, L.C. and REG, LLC. We were incorporated in Delaware in April 2009.

Our principal executive offices are located at 416 South Bell Avenue, Ames, Iowa 50010. Our telephone number at that location is (515) 239-8000. Our website address is www.REGI.com. Information on our website is not part of this prospectus supplement or the accompanying prospectus and should not be relied upon in determining whether to make an investment decision.

THE OFFERING

The following is a brief summary of the terms of this offering and the notes. We provide the following summary solely for your convenience. This summary is not a complete description of this offering or the notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. With respect to the terms of the notes on the cover page of this prospectus supplement, in this section and in the section entitled “Description of Notes,” the terms “the Company,” “we,” “our,” and “us” refer to Renewable Energy Group, Inc. and not to any of its subsidiaries.

Issuer	Renewable Energy Group, Inc., a Delaware corporation.

Securities	$125,000,000 principal amount of % Convertible Senior Notes due 2019 (plus up to an additional $18,750,000 principal amount pursuant to the underwriters’ option to purchase additional notes solely to cover over-allotments).

Maturity	June 15, 2019, unless earlier repurchased or converted.

Interest	% per year. Interest will accrue from, and including, , 2014 and will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2014. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of Default.”

Ranking	The notes will be our senior unsecured obligations and will rank:

•	senior in right of payment to any of our existing and future indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to any of our existing and future unsecured indebtedness that is not so subordinated;

•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all existing and future indebtedness, other liabilities (including trade payables) and (to the extent not held by us) preferred stock, if any of our subsidiaries.

As of March 31, 2014, on a consolidated basis, we had $35.6 million of debt outstanding, of which $33.2 million was debt of our subsidiaries and variable interest entities and $2.4 million was debt secured by our assets. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option), our total consolidated indebtedness as of March 31, 2014 would have been $160.6 million.

The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

Conversion Rights	Holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding December 15, 2018 only under the following circumstances:

•	during any calendar quarter commencing after the calendar quarter ending on September 30, 2014 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•	during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of Notes—Conversion Rights—Conversion Upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or

•	upon the occurrence of specified corporate events described under “Description of Notes—Conversion Rights—Conversion Upon Specified Corporate Events.”

On or after December 15, 2018 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The initial conversion rate for the notes is shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $ per share of our common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock (excluding cash paid in lieu of any fractional share), the amount of cash and shares of our common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated for each trading day in an 80 trading day observation period (as described herein). See “Description of Notes—Conversion Rights—Settlement Upon Conversion.”

In addition, following a “make-whole fundamental change” (as defined in this prospectus supplement under “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”) that occurs prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances. See “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.

No Redemption; No Sinking Fund	We may not redeem the notes prior to the maturity date, and no “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Fundamental Change	Following a “fundamental change” (as defined in this prospectus supplement under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will generally be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Book-Entry Form	The notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

No Prior Market	The notes are a new issue of securities with no established trading market. We have been advised by the representatives of the underwriters that certain underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of the trading market for the notes.

No Listing	We do not intend to apply for listing of the notes on any securities exchange. Our common stock is listed on The NASDAQ Global Select Market under the symbol “REGI.”

Trustee, Paying Agent and Conversion Agent	Wilmington Trust, National Association.

U.S. Federal Income Tax Considerations	For certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the shares of our common stock, if any, into which the notes are convertible, see “Material U.S. Federal Income Tax Considerations.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or approximately $ million if the underwriters exercise their option to purchase additional notes in full), after deducting the underwriting discount and estimated expenses. We intend to use approximately $100.0 million of the net proceeds from this offering to replace the letter of credit that guarantees the Gulf Opportunity Zone bonds issued in connection with the Dynamic Fuels biorefinery in Geismar, Louisiana or to redeem those bonds. We intend to use approximately $ million of the net proceeds from this offering to pay the cost of the capped call transactions (as described below). We expect to use the remaining net proceeds that we will receive from this offering for working capital and other general corporate purposes.

If the underwriters exercise their option to purchase additional notes, we may use the net proceeds of the sale of the additional notes for working capital and other general corporate purposes. See “Use of Proceeds.”

Capped Call Transactions	In connection with the pricing of the notes, we expect to enter into capped call transactions with one or more of the underwriters (or their respective affiliates) (the “option counterparties”). The capped call transactions are expected to reduce potential dilution to our common stock and/or offset potential cash payments we are required to make in excess of the principal amount upon any conversion of the notes, with such reduction and/or offset subject to a cap.

In connection with establishing their initial hedge of the capped call transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time. The effect, including the direction or magnitude of the effect of this activity, if any, on the market price of our common stock or the notes will depend on several factors, including market conditions, and cannot be ascertained at this time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or the notes in secondary market transactions from time to time following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during a period following any conversion of notes and during a valuation period prior to the maturity of the notes). The effect, including the direction or magnitude of the effect, if any, of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect your ability to convert the notes and, to the extent the activity occurs around the time of any conversion of notes, the value of shares of our common stock you receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with these capped call transactions, see “Risk Factors—Risks Related to the Notes and this Offering—The capped call transactions may affect the value of the notes and our common stock,” “Description of Capped Call Transactions” and “Underwriting—Capped Call Transactions.”

Risk Factors	See “Risk Factors” beginning on page S-11 for a discussion of factors that should be considered before investing in the notes.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary consolidated historical financial data. The data as of and for the fiscal years ended December 31, 2011, 2012 and 2013 has been derived from, and should be read together with, our audited consolidated financial statements and the accompanying notes incorporated by reference in the accompanying prospectus. The data as of and for the three months ended March 31, 2013 and March 31, 2014 has been derived from, and should be read together with, our unaudited financial statements and the accompanying notes incorporated by reference in the accompanying prospectus. Historical results should not be taken as necessarily indicative of the results that may be expected for any future period. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full fiscal year or any future period. You should read this summary consolidated historical financial data in conjunction with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, which are incorporated by reference into the accompanying prospectus.

	Year ended December 31,			Three months ended March 31,
Consolidated Statement of Operation Data:	2011	2012	2013	2013	2014
	(in thousands)
Revenues:
Biodiesel sales	$752,826	$1,006,465	$1,207,618	$119,721	$209,122
Biodiesel sales—related parties	5,161	6	—	—	—
Biodiesel government incentives	65,822	8,326	290,393	144,605	9,890

	823,809	1,014,797	1,498,011	264,326	219,012
Services	222	237	127	42	28

	824,031	1,015,034	1,498,138	264,368	219,040

Costs of goods sold:
Biodiesel	433,060	902,084	1,209,191	165,883	200,305
Biodiesel—related parties	263,562	54,364	49,358	11,730	7,146
Services	198	263	156	60	25

	696,820	956,711	1,258,705	177,673	207,476

Gross profit	127,211	58,323	239,433	86,695	11,564
Selling, general, and administrative expenses (includes related party amounts of $1,505, $158, $37, $2 and $0, respectively)	34,479	42,422	46,123	9,644	13,527

Income (loss) from operations	92,732	15,901	193,310	77,051	(1,963)

Other income (expense), net:
Change in fair value of preferred stock conversion feature embedded derivatives	7,939	11,975	—	—	—
Change in fair value of Seneca Holdco liability	(2,097)	349	—	—	—
Other income	930	167	388	117	48
Interest expense (includes related party amounts of $761, $32, $30, $20 and $0, respectively)	(8,095)	(4,679)	(2,397)	(576)	(551)

	(1,323)	7,812	(2,009)	(459)	(503)

	Year ended December 31,			Three months ended March 31,
Consolidated Statement of Operation Data:	2011	2012	2013	2013	2014
	(in thousands, except share and per share data)
Income (loss) before income taxes and income from equity investments	91,409	23,713	191,301	76,592	(2,466)
Income tax benefit (expense)	(2,982)	(1,454)	(4,935)	(30,189)	107
Income from equity investments	442	—	—	—	—

Net income	88,869	22,259	186,366	46,403	(2,359)

Effects of recapitalization	—	39,107	—	—	—
Plus—Gain on redemption of preferred stock	—	—	—	—	378
Less—Accretion of series a preferred stock to redemption value	(25,343)	(1,808)	—	—	—
Less—Changes in undistributed dividends allocated to preferred stockholders	(12,723)	(823)	—	(839)	—
Less—Distributed dividends to preferred stockholders	—	(3,156)	(2,055)	—	(40)
Less—Effect of participating preferred stock	(4,186)	(8,952)	(16,272)	(6,510)	—
Less—Effect of participating share-based awards	(3,864)	(3,145)	(2,785)	(619)	—

Net income (loss) attributable to the company’s common stockholders	$42,753	$43,482	$165,254	$38,435	$(2,021)

Net income (loss) per share attributable to common stockholders:
Basic	$3.14	$1.53	$5.00	$1.25	$(0.05)

Diluted	$3.14	$0.27	$5.00	$1.25	$(0.06)

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	13,607,840	28,381,676	33,045,164	30,639,284	38,290,404

Diluted	13,607,840	34,340,466	33,052,879	36,628,662	38,557,441

	Year ended December 31,			Three months ended March 31,
Consolidated Balance Sheet Data:	2011(1)	2012(2)	2013(3)	2014(4)
	(in thousands)
Total assets	$484,447	$495,784	$740,855	$755,368
Long-term debt	73,079	31,806	27,151	25,556
Redeemable preferred stock	147,779	83,043	3,963	—

(1)	Reflects the acquisition of SoyMor Corporation and SoyMor Biodiesel, LLC as of July 12, 2011.
(2)	Reflects the acquisition of North Texas Bio Energy, LLC as of October 26, 2013 and BullDog Biodiesel, LLC on November 16, 2012.
(3)	Reflects the acquisition of Soy Energy, LLC as of July 30, 2013.
(4)	Reflects the acquisition of LS9, Inc. as of January 22, 2014.

RISK FACTORS

Investing in the notes being offered by this prospectus supplement and the accompanying prospectus involves a high degree of risk. Before deciding whether to invest in the notes, you should consider carefully the risk factors described below. If any of these risks actually occurs, it may materially harm our business, financial condition, operating results or cash flow. As a result, the market price of our common stock and, in turn, the trading price of the notes could decline, and you could lose part or all of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Associated With Our Business

Loss or reductions of governmental requirements for the use of biofuels could have a material adverse effect on our revenues and operating margins.

The biodiesel industry relies substantially on federal requirements and state policies for use of biofuels. Since biodiesel has been more expensive to produce than petroleum-based diesel fuel over the past few years, the biodiesel industry depends on governmental programs that support a market for biodiesel that might not otherwise exist.

The most important of these government programs in the United States is RFS2, which requires that a certain volume of biomass-based diesel fuel, which includes biodiesel, be consumed. RFS2 became effective on July 1, 2010 and applies through 2022. We believe that the increase in demand for our biodiesel since July 2010 is directly attributable to the implementation of RFS2. In addition, we believe that biodiesel prices since July 2010 benefited significantly from RFS2.

There can be no assurance that the United States Congress will not repeal, curtail or otherwise change, or that the EPA will not curtail or otherwise change the RFS2 program in a manner adverse to us. The petroleum industry is generally opposed to RFS2 and can be expected to continue to press for changes that eliminate or reduce its impact. Any repeal or reduction in the RFS2 requirements or reinterpretation of RFS2 resulting in our biodiesel failing to qualify as a required fuel would materially decrease the demand for and price of our biodiesel, which would materially and adversely harm our revenues and cash flows.

If Congress decides to repeal or curtail RFS2, or if the EPA is not able or willing to enforce RFS2 requirements, the demand for our biodiesel based on this program and any increases in demand that we expect due to RFS2 would be significantly reduced or eliminated and our revenues and operating margins would be materially harmed. In addition, although we believe that state requirements for the use of biofuels increase demand for our biodiesel within such states, they generally may not increase overall demand in excess of RFS2 requirements. Rather, existing demand for our biofuel from petroleum refiners and petroleum fuel importers in the 48 contiguous states or Hawaii, which are defined as “Obligated Parties” in the RFS2 regulations, in connection with federal requirements, may shift to states that have use requirements or tax incentive programs.

The EPA is required to determine the volume of biomass-based diesel that will be required each year beginning in 2013 based on the EPA’s consideration of a variety of factors, including biomass-based diesel production, consumption, and infrastructure issues, the likely impact of biomass-based diesel production and use in a variety of areas, including climate change, energy security, the agricultural sector, air quality, transportation fuel costs, job creation, and water quality, and other factors. RFS2 requires that the biomass-based diesel annual volume requirement be at least 1 billion gallons in each of those years. The biomass-based diesel volume requirement for 2013 was 1.28 billion gallons.

According to EMTS data, 0.33 billion gallons of biomass-based diesel was produced for the three months ended March 31, 2014. As of the date of this filing, the EPA has not finalized the 2014 Renewable

Volume Obligations, or RVOs. The EPA has proposed a 2014 and 2015 biomass-based diesel RVO of 1.28 billion gallons in each of those years and a reduced Advanced Biofuel RVO of 2.0 to 2.51 billion gallons rather than the original Energy Independence and Security Act of 2009, or EISA, volume of 3.75 billion gallons for 2014. Before the RVO can be finalized, the OMB, has to approve EPA’s proposal, based on the same factors outlined above. Due to the one year delay publishing the proposal, which the EPA was required to determine and publish by November 30, 2012, it is possible that the 2014 RVOs will be challenged in court which may further delay any final determination of the 2014 RVOs, which could reduce the demand for and price of our biodiesel and could harm its revenues and cash flows.

As an illustrative example, according to EMTS data, 1.78 billion gallons of biomass-based diesel was produced and imported into the U.S. in 2013. Adding the 2012 carry-over to the 2013 RIN generation results in an estimated total biomass-based diesel RIN availability of approximately 2.04 billion gallons, which is approximately 760 million gallons more than required to satisfy the 1.28 billion gallon 2013 biomass-based diesel RVO. The proposed 2014 biomass-based diesel RVO of 1.28 billion gallons, would limit the 2014 carryover to 256 million gallons, or 20% of 1.28 billion, thus resulting in an excess supply of 504 million gallons of biomass-based diesel RINs. These excess RINs may be used to fulfill the advanced biofuel RVO or the renewable fuel RVO. If the volume of excess biomass-based diesel RINs exceeds the volume the Obligated Parties desire to use to fulfill their advanced biofuel and renewable fuel requirements, the demand for and price of our biodiesel and biomass-based diesel RINs may be reduced, which could harm revenues and cash flows.

Our gross margins are dependent on the spread between biodiesel prices and feedstock costs.

Our gross margins depend on the spread between biodiesel prices and feedstock costs. Historically, the spread between biodiesel prices and feedstock costs has varied significantly. Although actual yields vary depending on the feedstock quality, the average monthly spread between the price per gallon of 100% pure biodiesel, or B100, as reported by The Jacobsen Publishing Company, or The Jacobsen, and the price per gallon for the amount of choice white grease, a common inedible animal fat used by us to make biodiesel, was $1.32 in 2011, $1.26 in 2012, and $1.61 in 2013 assuming 8.0 pounds of choice white grease yields one gallon of biodiesel. The average monthly spread for the amount of crude soybean oil required to produce one gallon of biodiesel, based on the nearby futures contract as reported on the Chicago Board of Trade, or CBOT, was $0.89 in 2011, $0.65 in 2012, and $1.19 in 2013 assuming 7.5 pounds of soybean oil yields one gallon of biodiesel. For 2011, 2012 and 2013, approximately 83%, 84%, and 83%, respectively, of our total feedstock usage was inedible animal fat, used cooking oil or inedible corn oil and 17%, 16% and 17%, respectively, was virgin vegetable oils.

Biodiesel has traditionally been marketed primarily as an additive or alternative to petroleum-based diesel fuel and as a result biodiesel prices have been influenced by the price of petroleum-based diesel fuel, adjusted for government incentives supporting renewable fuels, rather than biodiesel production costs. A lack of close correlation between production costs and biodiesel prices means that we may be unable to pass increased production costs on to our customers in the form of higher prices. Any decrease in the spread between biodiesel prices and feedstock costs, whether as a result of an increase in feedstock prices or a reduction in biodiesel prices, including, but not limited to, a reduction in the value of RINs, such as the decrease that occurred in the last few months of 2012 and the last few months of 2013, would adversely affect our gross margins, cash flow and results of operations. For a detailed description of RINs, see “Business—Government Programs Favoring Biodiesel Production and Use—Renewable Identification Numbers” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The costs of raw materials that we use as feedstocks are volatile and our results of operations could fluctuate substantially as a result.

The cost of feedstocks is a significant uncertainty for our business. The success of our operations is dependent on the price of feedstocks and certain other raw materials that we use to produce biodiesel. A decrease in the availability or an increase in the price of feedstocks may have a material adverse effect on our financial condition and operating results. At elevated price levels, these feedstocks may be uneconomical to use, as we may be unable to pass feedstock cost increases on to our customers.

The price and availability of feedstocks and other raw materials may be influenced by general economic, market and regulatory factors. These factors include weather conditions, farming decisions, government policies and subsidies with respect to agriculture and international trade and global supply and demand. The significance and relative impact of these factors on the price of feedstocks is difficult to predict, especially without knowing what types of feedstock materials will be optimal for use in the future, particularly at new facilities that we may construct or acquire.

Since 2009, we have principally used inedible corn oil, used cooking oil and inedible animal fats as our feedstocks for the production of biodiesel. Our decision to shift to these feedstocks resulted from the reduction in profit caused by a significant increase in soybean oil prices, which rose from $0.1435 per pound in February 2001 to $0.7040 per pound in March 2008, and soybean oil having generally remained at high levels since that time. While prices for these alternative feedstocks can experience price volatility similar to soybean oil, their prices can also vary significantly from soybean oil based on market conditions. Since January 1, 2008, the cost per pound of choice white grease, an inedible animal fat commonly used by us in the production of biodiesel, has traded in a range of $0.0950 to $0.5250 based on the closing nearby futures prices on the CBOT. Historically, the price of animal fat has been affected by the amount of rendering volumes in the United States, as well as demand from other markets. If biodiesel production continues to increase in response to RFS2, we expect that more biodiesel producers will seek to use lower cost feedstocks, potentially increasing our costs of production. In addition, because the market for animal fat is less developed than markets for vegetable oils such as soybean oil, we generally are unable to enter into forward contracts at fixed prices. Further, the markets for used cooking oil and inedible corn oil are in their nascent stages.

The market and supply for used cooking oil as a feedstock for biodiesel is growing. The commercial supply of inedible corn oil is growing as more ethanol producers are installing corn oil extraction technology in their ethanol plants and are improving the yield of inedible corn oil they are able to extract from their distillers grains. However, inedible corn oil is not generally available in quantities sufficient to cover all of our operations. If more ethanol plants do not acquire and utilize corn oil extraction equipment, if extraction yields do not improve, or if ethanol plants are idled, we may not be able to obtain additional amounts of inedible corn oil for use in our production of biodiesel and may be forced to utilize higher cost feedstocks to meet increased demand, which may not be economical.

Loss of or reductions in tax incentives for biodiesel production or consumption may have a material adverse effect on industry revenues and operating margins.

The biodiesel industry has historically been substantially aided by federal and state tax incentives. Prior to RFS2, the biodiesel industry relied principally on these tax incentives to bring the price of biodiesel more in line with the price of petroleum-based diesel fuel to the end user. The most significant tax incentive program has been the federal biomass-based diesel mixture excise tax credit, or BTC. The BTC provided a $1.00 refundable tax credit per gallon of pure biodiesel, or B100, to the first blender of biodiesel with petroleum-based diesel fuel. The BTC came into existence on January 1, 2005, had been continuously reinstated until it expired on December 31, 2009 and was re-enacted in December 2010, retroactively for all of 2010 and prospectively for 2011. The BTC expired again on December 31, 2011 and was again reinstated on January 2, 2013, retroactively for all of 2012 and prospectively for 2013, and expired again December 31, 2013. There is no assurance that it will be reinstated again. Unlike RFS2, the BTC has a direct effect on federal government spending and could be changed or eliminated as a result of changes in the federal budget policy. Although the BTC was reinstated for all of 2012, it was restated in January of 2013 and thus is reflected in our 2013 earnings. It is uncertain what action, if any, Congress may take with respect to reinstating the BTC or when such action might be effective. If Congress does not reinstate the credit, demand for our biodiesel and the price we are able to charge for our product may be significantly reduced, harming revenues and profitability. When the BTC expired on

December 31, 2011, we experienced an industry-wide acceleration of gallons sold in the fourth quarter of 2011, which was further influenced by the ability of Obligated Parties to satisfy up to 20% of their current RVO with prior year RINs. We believe this increase in production at the end of the year resulted in a buildup of biodiesel inventories and reduced gallons sold in the first quarter of 2012. With the expiration of the BTC at the end of 2013, the industry experienced a similar surge in biodiesel production in the fourth quarter of 2013 which impacted demand in the first quarter of 2014 as a result.

In addition, several states have enacted tax incentives for the use of biodiesel. For example, Illinois offers an exemption from the generally applicable 6.25% sales tax for biodiesel blends that incentivizes blending at 11% biodiesel, or B11. Like the BTC, the Illinois tax incentive program and the tax incentive programs of other state could be changed as a result of state budget considerations or otherwise. Reduction or elimination of such incentives could materially and adversely harm our revenues and profitability.

Risk management transactions could significantly increase our operating costs and working capital requirements and may not be effective.

In an attempt to partially offset the effects of volatile feedstock costs and biodiesel fuel prices, we may enter into contracts that establish market positions in feedstocks, such as inedible corn oil, used cooking oil, inedible animal fats and soybean oil, and related commodities, such as heating oil and ultra-low sulfur diesel, or ULSD. The financial impact of such market positions will depend on commodity prices at the time that we are required to perform our obligations under these contracts. Risk management arrangements will also expose us to the risk of financial loss in situations where the counterparty defaults on its contract or, in the case of exchange-traded or over-the-counter futures or options contracts, where there is a change in the expected differential between the underlying price in the contract and the actual prices paid or received by us. Risk management activities can themselves result in losses when a position is purchased in a declining market or a position is sold in a rising market. Changes in the value of these futures instruments are recognized in current income and may result in margin calls. We may also vary the amount of risk management strategies we undertake, or we may choose not to engage in risk management transactions at all. Further, our ability to reduce the risk of falling biodiesel prices and rising feedstock costs will be limited as currently there is no established futures market for biodiesel or the vast majority of our feedstocks, nor are fixed-price long-term contracts generally available. As a result, our results of operations and financial position may be adversely affected by increases in the price of feedstocks or decreases in the price of biodiesel that are not managed effectively.

One customer accounted for a meaningful percentage of revenues and a loss of this customer could have an adverse impact on our total revenues.

One customer, Pilot Travel Centers LLC, or Pilot, accounted for 16%, 36% and 23% of our total revenues in 2013, 2012 and 2011, respectively. Our agreements with Pilot have typically had a one-year term and our current agreement with Pilot expires December 31, 2014. In the event we lose Pilot as a customer or Pilot significantly reduces the volume of biodiesel it buys from us, it could be difficult to replace the lost revenues in the short term and potentially over an extended period, and our profitability and cash flow could be materially harmed. Past news reports indicated that Pilot was the subject of a federal criminal investigation involving alleged fraud related to customer diesel fuel rebates. REG cannot determine what effect, if any, this may have on its future business relationship with Pilot.

Our business is primarily dependent upon one product. As a consequence, we may not be able to adapt to changing market conditions or endure any decline in the biodiesel industry.

Our revenues are currently generated almost entirely from the production and sale of biodiesel, with glycerin and fatty acid sales and the operations of our Services segment representing only a small portion of revenues. To date, our renewable chemicals business has not generated any revenues. Our reliance on biodiesel means that we may not be able to adapt to changing market conditions or to withstand any significant decline in the size or profitability of the biodiesel industry. For example, in 2009 and the beginning of 2010, we were required to periodically idle our plants due to insufficient demand at profitable price points which materially affected our revenues. If we are required to idle our plants in the future or are unable to adapt to changing market conditions, our revenues and results of operations may be materially harmed.

Technological advances and changes in production methods in the biodiesel industry could render our plants obsolete and adversely affect our ability to compete.

It is expected that technological advances in biodiesel production methods will continue to occur and new technologies for biodiesel production may develop. Advances in the process of converting oils and fats into biodiesel could allow our competitors to produce biodiesel faster and more efficiently and at a substantially lower cost. If we are unable to adapt or incorporate technological advances into our operations, our production facilities could become less competitive or obsolete. Further, it may be necessary for us to make significant expenditures to acquire any new technology and retrofit our plants in order to incorporate new technologies and remain competitive. There is no assurance that third-party licenses for any proprietary technologies that we would need access to in order to remain competitive for either existing processes or new technology will be available to us on commercially reasonable terms or that any new technologies could be incorporated into our plants. In order to execute our strategy to expand into the production of renewable chemicals, additional advanced biofuels, next generation feedstocks and related renewable products, we may need to acquire licenses or other rights to technology from third parties. We can provide no assurance that we will be able to obtain such licenses or rights on favorable terms. If we are unable to obtain, implement or finance new technologies, our production facilities could be less efficient than our competitors, we may not be able to successfully execute our strategy and our results of operations could be substantially harmed.

If we are unable to respond to changes in ASTM or customer standards, our ability to sell biodiesel may be harmed.

We currently produce biodiesel to conform to or exceed standards established by ASTM. ASTM standards for biodiesel and biodiesel blends may be modified in response to new observations from the industries involved with diesel fuel. New tests or more stringent standards may require us to make additional capital investments in, or modify, plant operations to meet these standards. In addition, some biodiesel customers have developed their own biodiesel standards which are stricter than the ASTM standards. If we are unable to meet new ASTM standards or our biodiesel customers’ standards cost effectively or at all, our production technology may become obsolete, and our ability to sell biodiesel may be harmed, negatively impacting our revenues and profitability.

Increases in our transportation costs or disruptions in our transportation services could have a material adverse effect on our business.

Our business depends on transportation services to deliver our products to our customers and to deliver raw materials to us. The costs of these transportation services are affected by the volatility in fuel prices, such as those caused by recent geopolitical and economic events. For example, in 2012, the market rates of leasing new rail cars nearly doubled as a result of increased demand to move domestically drilled crude oil from new supply fields in the upper Midwest to various refineries. We have not been able in the past, and may not be able in the future, to pass along part or all of any of these increases to customers. If we continue to be unable to increase our prices as a result of increased fuel costs charged to us by transportation providers, our gross margins may be materially adversely affected.

If any transportation providers fail to deliver raw materials to us in a timely manner, we may be unable to manufacture products on a timely basis. Shipments of products and raw materials may be delayed due to weather conditions, strikes or other events. Any failure of a third-party transportation provider to deliver raw materials or products in a timely manner could harm our reputation, negatively affect our customer relationships and have a material adverse effect on our business, financial condition and results of operations.

We are dependent upon our key management personnel and critical talent whereby the loss of any of these persons could adversely affect our results of operations.

We are highly dependent upon key members of our management team along with critical talent possessing unique technical skills for the execution of our business plan. We believe that our future success is highly dependent on the contributions of these key employees. There can be no assurance that any individual will continue in his or her capacity for any particular period of time. The loss of any of these key employees could delay or prevent the achievement of our business objectives and have a material adverse effect upon our results of operations and financial position.

We and certain subsidiaries have indebtedness, which subjects us to potential defaults, could adversely affect our ability to raise additional capital to fund our operations and limits our ability to react to changes in the economy or the biodiesel industry.

At March 31, 2014, our total long-term debt was $25.6 million. This includes consolidated long-term debt owed by our Variable Interest Entities, or VIEs, including 416 South Bell, LLC, or Bell, LLC. In December 2011, certain of our subsidiaries entered into a revolving credit agreement with a bank group and Wells Fargo Capital Finance, LLC, which we refer to as the Wells Fargo Revolver. At March 31, 2014, there was $2.4 million outstanding under our lines of credit, all of which we guarantee.

All of the agreements for our indebtedness contain financial covenants the breach of which would result in an event of default by us or our subsidiary obligor. For a discussion of the financial covenants related to our debt agreements, see “Management’s discussion and analysis of financial condition and results of operations-Liquidity” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Our subsidiaries are required annually to pay a certain portion of our excess cash flow at our Danville and Newton facilities to their respective lenders, which reduces the cash flow that we receive from these facilities.

Our indebtedness could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments of principal, interest on, and other fees related to such indebtedness, thereby reducing the availability of our cash flow to fund working capital and capital expenditures, and for other general corporate purposes;

•	increase our vulnerability to general adverse economic and biodiesel industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the biodiesel industry, which may place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit among other things, our ability to borrow additional funds.

We might require additional capital to support business growth, and this capital might not be available on acceptable terms, or at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop our renewable chemicals business or expand or enhance our biodiesel operations or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financing to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing could involve restrictive covenants, which may restrict our flexibility in operating our business and make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, and our business, operating results, financial condition and prospects could be adversely affected.

Our success depends on our ability to manage our growing and changing operations.

Since our formation, our business has grown significantly in size and complexity. This growth has placed, and is expected to continue to place, significant demands on our management, systems, internal controls and financial and physical resources.

In addition, we expect that we will need to further develop our financial and managerial controls and reporting systems to accommodate future growth. This will require us to incur expenses related to hiring additional qualified personnel, retaining professionals to assist in developing the appropriate control systems and expanding our information technology infrastructure. Our inability to manage growth effectively could have a material adverse effect on our results of operations, financial position and cash flows.

If we acquire Dynamic Fuels through our two pending acquisition transactions, we may not be able to successfully integrate and operate the Dynamic Fuels business and may not realize the anticipated benefits of these transactions.

If we are successful in closing our pending acquisition agreements with Syntroleum and Tyson Foods, we will acquire all of the equity interests in Dynamic Fuels, which owns a renewable diesel production facility that has experienced a variety of operational difficulties and has not been operating since December 2012. There is no assurance that we will be able to overcome these operational difficulties, which have included mechanical issues, hydrogen supply disruptions and feedstock impurities and adulterants. In addition, we could incur greater costs and expenses than we expect to reach operational status or to operate the facility on a going forward basis. We will also need to reestablish relationships with customers for the renewable diesel produced at this facility. Accordingly, it is not certain that we will be able to achieve the anticipated potential benefits of the acquisition of Dynamic Fuels. Furthermore, if the Syntroleum transaction closes but the acquisition of the remaining interest is not completed for any reason, we will share operational control with Tyson Foods and there is no assurance that we will be able to reach agreement with Tyson Foods to restart the Dynamic Fuels facility or that we will be able to successfully operate the facility in partnership with Tyson Foods.

We have generated no revenue from sales of renewable chemicals to date and we face significant challenges to developing this business.

We have only recently entered the market for renewable chemicals with our acquisition of LS9, Inc.’s, or LS9, assets in January 2014. To date, we have not generated any revenues from this business which is still at a pre-commercial stage. In order to generate revenue from our renewable chemicals, we must be able to produce sufficient quantities of our products, which we have not done to date.

In entering this market, we intend to sell renewable chemicals as an alternative to chemicals currently in use, and in some cases the chemicals that we seek to replace have been used for many years. The potential customers for our renewable chemical products generally have well developed manufacturing processes and arrangements with suppliers of the chemical components of their products and may resist changing these processes and components. These potential customers frequently impose lengthy and complex product qualification procedures on their suppliers. Factors that these potential customers consider during the product qualification process include consumer preference, manufacturing considerations such as process changes and capital and other costs associated with transitioning to alternative components, supplier operating history, regulatory issues, product liability and other factors, many of which are unknown to, or not well understood by, us. Satisfying these processes may take many months or years. If we are unable to convince these potential customers that our products are comparable to the chemicals that they currently use or that the use of our products produces benefits to them, we will not be successful in these markets and our business will be adversely affected. Additionally, in contrast to the tax incentives relating to biofuels, tax credits and subsidies are not currently available in the United States for consumer products or chemical companies who use renewable chemical products. We do not expect meaningful revenue from our sale of renewable chemicals in the near term.

We may encounter difficulties in effectively integrating the businesses we acquire.

We may face significant challenges in effectively integrating entities and businesses that we acquire, and we may not realize the benefits anticipated from such acquisitions. Achieving the anticipated benefits of our acquired businesses will depend in part upon whether we can integrate our businesses in an efficient and effective manner. Our integration of acquired businesses involves a number of risks, including:

•	difficulty in integrating the operations and personnel of the acquired company;

•	difficulty in effectively integrating the acquired technologies, products or services with our current technologies, products or services;

•	demands on management related to the increase in our size after the acquisition;

•	the diversion of management’s attention from daily operations to the integration of acquired businesses and personnel;

•	failure to achieve expected synergies and costs savings;

•	difficulties in the assimilation and retention of employees;

•	difficulties in the assimilation of different cultures and practices, as well as in the assimilation of broad and geographically dispersed personnel and operations;

•	difficulties in the integration of departments, systems, including accounting systems, technologies, books and records and procedures, as well as in maintaining uniform standards and controls, including internal control over financial reporting, and related procedures and policies;

•	incurring acquisition-related costs or amortization costs for acquired intangible assets that could impact our operating results;

•	the need to fund significant working capital requirements of any acquired production facilities;

•	potential failure of the due diligence processes to identify significant problems, liabilities or other shortcomings or challenges of an acquired company or technology, including but not limited to, issues with the acquired company’s intellectual property, product quality, environmental liabilities, data back-up and security, revenue recognition or other accounting practices, employee, customer or partner issues or legal and financial contingencies;

•	exposure to litigation or other claims in connection with, or inheritance of claims or litigation risk as a result of, an acquisition, including but not limited to, claims from terminated employees, customers, former stockholders or other third parties; and

•	incurring significant exit charges if products or services acquired in business combinations are unsuccessful.

We have three partially constructed plants, one non-operational plant, and planned upgrades to our operating plants, each of which would require capital that we may not be able to raise and that may result in an impairment that could negatively impact our financial position, results of operations and future cash flows.

We have three partially constructed plants, one near New Orleans, Louisiana, one in Emporia, Kansas and one in Clovis, New Mexico and one non-operational plant near Atlanta, Georgia. We may choose to invest approximately $145 to $160 million in the aggregate, excluding working capital requirements, before these four plants would be able to commence production. Our Clovis plant is currently being operated as a terminal facility. In order to complete construction these facilities as planned, we will require additional capital. In November 2012, we acquired the above mentioned biodiesel facility near Atlanta, Georgia, which had been idled prior to our acquisition and will remain so until certain repairs or upgrades are made. While we intend to finance certain upgrades to our existing facilities from our cash flow from operations, we will need to raise significant capital to complete construction of the three partially constructed or non-operational facilities and to fund related working capital requirements. It is uncertain when or if financing will be available. It is also likely that the terms of any project financing would include customary financial and other covenants restricting our project subsidiaries, including restrictions on the ability to make distributions, to guarantee indebtedness and to incur liens on the plants of such subsidiaries.

We also may engage in acquisitions of assets or facilities in the future that require significant investment to complete or operate including our pending acquisition of Dynamic Fuels, which has encountered operational difficulties and is currently idle. If we are unable to obtain such capital on satisfactory terms, or if such capital is otherwise unavailable, or if we encounter cost overruns on these projects such that we have insufficient capital, we may have to postpone completion of these projects indefinitely, which may adversely affect our ability to implement our strategy and our future revenues and future cash flows.

We may not successfully identify and complete acquisitions and other strategic relationships on favorable terms in order to execute our strategy to grow and diversify our business.

We regularly review domestic and international acquisitions of biofuel production facilities and have acquired most of our facilities from third parties. However, we may be unable to identify suitable acquisition candidates in the future. Even if we identify appropriate acquisition candidates, we may be unable to complete such acquisitions on favorable terms, if at all. If we are unable to successfully acquire other businesses or facilities, we may not be able to grow our business as planned.

In addition, one of our strategic goals is to expand our biodiesel production capabilities into international markets. In the event we expand our operations into international markets through acquisitions or otherwise, we may be exposed to additional risks, including unexpected changes in foreign laws and regulations, political and economic instability, challenges in managing foreign operations, increased costs to adapt our systems and practices to those used in foreign countries, export duties, currency fluctuations and restrictions, tariffs and other trade barriers, and the burdens of complying with a wide variety of foreign laws, each of which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

We intend to pursue strategic initiatives to diversify our business that will require significant funding and management attention and these initiatives may not be successful.

We are seeking opportunities to diversify our product lines, as a commercialization partner for companies engaged in the development of new advanced biofuels, by using our biorefinery platform to produce renewable chemicals from bio-mass feedstocks and by entering entirely new industries through acquisitions or otherwise, including through our recent acquisition of substantially all of the assets of LS9 in January 2014 and the pending acquisition of Dynamic Fuels through our agreements with Syntroleum and Tyson Foods. There is no assurance that new technologies capable of economically producing advanced biofuels will be developed, that the developers of these technologies will select us as their commercialization partner or that the terms of any such collaborative arrangement will be favorable to us. Further, the renewable chemicals market is underdeveloped. Any chemicals that we produce from renewable sources may not prove to be as effective as chemicals produced from petroleum or other sources and, regardless of their effectiveness, renewable chemicals may not be accepted in the chemical marketplace. Furthermore, we may not be able to acquire companies in different industries at attractive valuations or at all. These strategic initiatives will require significant funding and management attention, and if we are not successful in implementing them, our financial condition and results of operations may be harmed.

Our business is subject to seasonal fluctuations, which are likely to cause our revenues and operating results to fluctuate.

Our operating results are influenced by seasonal fluctuations in the price of and demand for biodiesel. Our sales tend to decrease during the winter season due to perceptions that biodiesel will not perform adequately in colder weather. For example, the unseasonably cold winter recently experienced reduced demand. Colder seasonal temperatures can cause the higher cloud point biodiesel we make from inedible animal fats to become cloudy and eventually gel at a higher temperature than petroleum-based diesel or lower cloud point biodiesel made from soybean, canola, used cooking oil or inedible corn oil. Such gelling can lead to plugged fuel filters and other fuel handling and performance problems for customers and suppliers. Reduced demand in the winter for our higher cloud point biodiesel may result in excess supply of such higher cloud point biodiesel and lower prices for such higher cloud point biodiesel. In addition, most of our production facilities are located in colder Midwestern states and our costs of shipping biodiesel to warmer climates generally increase in cold weather months.

In addition, our RINs also have an element of seasonality to them. Since only 20% of an Obligated Party’s annual RVO can be satisfied by prior year RINs, most RINs must come from biofuel produced or imported during the RVO year. As a result, one would expect RIN prices to decrease as the calendar year progresses if the RIN market is oversupplied compared to that year’s RVO and increase if it is undersupplied. For example, in 2012, which had a RVO for biomass-based diesel of one billion gallons, biomass-based diesel RIN prices, as reported by OPIS, began to decrease in September when biomass-based diesel RIN generation neared the equivalent of 900 million gallons, as reported by EMTS. Similarly, in September of 2013 when biomass-based diesel RIN generation reached approximately 960 million gallons compared to a 2013 RVO of 1.28 billion gallons, biomass-based diesel RIN prices, as reported by OPIS, began to decline. As a result of these seasonal fluctuations, comparisons of operating measures between consecutive quarters may not be as meaningful as comparisons between longer reporting periods.

Failure to comply with governmental regulations, including EPA requirements relating to RFS2, could result in the imposition of penalties, fines, or restrictions on our operations and remedial liabilities.

The biodiesel industry is subject to extensive federal, state and local laws and regulations related to the general population’s health and safety and compliance and permitting obligations, including those related to the use, storage, handling, discharge, emission and disposal of municipal solid waste and other waste, pollutants or hazardous substances, discharges, air and other emissions, as well as land use and development. Existing laws also impose obligations to clean up contaminated properties or to pay for the cost of such remediation, often upon parties that did not actually cause the contamination. Compliance with these laws, regulations and obligations could require substantial capital expenditures. Failure to comply could result in the imposition of penalties, fines or restrictions on operations and remedial liabilities. These costs and liabilities could adversely affect our operations.

Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to attain and maintain compliance and may otherwise have a material adverse effect on our business in general and on our results of operations, competitive position or financial condition. We are unable to predict the effect of additional environmental laws and regulations which may be adopted in the future, including whether any such laws or regulations would significantly increase our cost of doing business or affect our operations in any area.

Under certain environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or contamination, or if current or prior operations were conducted consistent with accepted standards of practice. Such liabilities can be significant and, if imposed, could have a material adverse effect on our financial condition or results of operations.

In addition to the regulations mentioned above, we are subject to various laws and regulations related to RFS2, most significantly regulations related to the generation and dissemination of RINs. These regulations are highly complex and evolving, requiring us to periodically update our compliance systems. For example, in 2008, we unintentionally generated duplicate RINs as a result of a change to the software we use to manage RIN generation. We voluntarily reported this violation to the EPA and followed EPA guidance in correcting the issue promptly. In 2011, we entered into an administrative settlement agreement with the EPA regarding this violation and paid a fine for this inadvertent violation. Any violation of these regulations by us, inadvertently or otherwise, could result in significant fines and harm our customers’ confidence in the RINs we issue, either of which could have a material adverse effect on our business. For a detailed description of RINs, see “Business—Government Programs Favoring Biodiesel Production and Use—Renewable Identification Numbers” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

In response to certain cases of RIN fraud whereby biodiesel producers were selling biomass-based diesel RINs without having produced the required renewable fuel, the EPA is in the process of implementing a quality assurance program for RIN compliance. Compliance with these or any new regulations or Obligated Party verification procedures could require significant expenditures to attain and maintain compliance. Failure to comply could result in the imposition of penalties, fines, restrictions on operations, loss of customers and remedial liabilities. These costs and liabilities may have a material adverse effect on our business in general and on our results of operations, competitive position or financial condition. We are unable to predict the effect of any additional regulatory or customer requirements which may be adopted in the future, including whether any such regulations or verification procedures would significantly increase our cost of doing business or affect our operations in any area.

Our business may suffer if we are unable to attract or retain talented personnel.

Our success depends on the abilities, expertise, judgment, discretion, integrity and good faith of our management and employees to manage the business and respond to economic, market and other conditions. We have a relatively small management team and employee base, and the inability to attract suitably qualified replacements or additional staff could adversely affect our business. No assurance can be given that our management team or employee base will continue their employment, or that replacement personnel with comparable skills could be found. If we are unable to attract and retain key personnel and additional employees, our business may be adversely affected.

If we fail to maintain effective internal control over financial reporting, we might not be able to report our financial results accurately or prevent fraud; in that case, our stockholders could lose confidence in our financial reporting, which would harm our business and could negatively impact the value of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. The process of maintaining our internal controls may be expensive and time consuming and may require significant attention from management. Although we have concluded as of March 31, 2014 that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause us to fail to meet our reporting obligations. If we or our independent registered public accounting firm discover a material weakness, the disclosure of that fact could harm the value of our stock and our business.

A natural disaster, leak, fire or explosion at any of our production plants or customer’s facilities could increase our costs and liabilities.

Because biodiesel and some of its inputs and outputs are combustible and/or flammable, a leak, fire or explosion may occur at a plant or customer’s facility which could result in damage to the plant and nearby properties, injury to employees and others, and interruption of operations. In addition, our Houston facility, due to its coastal location, is vulnerable to hurricanes, which may cause plant damage, injury to employees and others and interruption of operations and all of our plants could incur damage from other natural disasters. A majority of our facilities are also located in the Midwest, which is subject to tornado activity. Furthermore, our REG Life Sciences, LLC, or REG Life Sciences, research and development center is in South San Francisco, California, which is subject to earthquakes. If any of the foregoing events occur, we may incur significant additional costs including, among other things, loss of profits due to unplanned temporary or permanent shutdowns of our facilities, clean-up costs, liability for damages or injuries, legal expenses and reconstruction expenses, which would seriously harm our results of operations and financial condition.

Our insurance may not protect us against our business and operating risks.

We maintain insurance for some, but not all, of the potential risks and liabilities associated with our business. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance policies may become unavailable or available only for reduced amounts of coverage. As a result, we may not be able to renew our existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. Although we intend to maintain insurance at levels we believe are appropriate for our business and consistent with industry practice, we will not be fully insured against all risks. In addition, pollution, environmental risks and the risk of natural disasters generally are not fully insurable. Losses and liabilities from uninsured and underinsured events and delay in the payment of insurance proceeds could have a material adverse effect on our financial condition and results of operations.

Confidentiality agreements with employees and others may not adequately prevent disclosures of confidential information, trade secrets and other proprietary information.

We rely in part on trade secret protection to protect our confidential and proprietary information and processes. However, trade secrets are difficult to protect. We have taken measures to protect our trade secrets and proprietary information, but these measures may not be effective. For example, we require new employees and consultants to execute confidentiality agreements upon the commencement of their employment or consulting arrangement with us. These agreements generally require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. These agreements also generally provide that knowhow and inventions conceived by the individual in the course of rendering services to us are our exclusive property.

Nevertheless, these agreements may be breached, or may not be enforceable, and our proprietary information may be disclosed. Further, despite the existence of these agreements, third parties may independently develop substantially equivalent proprietary information and techniques. Accordingly, it may be difficult for us to protect our trade secrets. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Moreover, we cannot assure you that our technology does not infringe upon any valid claims of patents that other parties own. In the future, if we are found to be infringing on a patent owned by a third party, we might have to seek a license from such third party to use the patented technology. We cannot assure you that, if required, we would be able to obtain such a license on terms acceptable to us, if at all. If a third party brought a legal action against us or our licensors, we could incur substantial costs in defending ourselves, and we cannot assure you that such an action would be resolved in our favor. If such a dispute were to be resolved against us, we could be subject to significant damages.

We are a holding company and there are limitations on our ability to receive dividends and distributions from our subsidiaries.

All of our principal assets, including our biodiesel production facilities, are owned by subsidiaries and some of these subsidiaries are subject to loan covenants that generally restrict them from paying dividends, making distributions or making loans to us or to any other subsidiary. These limitations will restrict our ability to repay indebtedness, finance capital projects or pay dividends to stockholders from our subsidiaries’ cash flows from operations.

In the event we enter into new construction contracts, we may be exposed to a variety of risks that could affect our ability to realize profit.

While our construction services management business has had only limited external operations over the last three years, we intend to continue to pursue opportunities to provide these services. Substantially all of our revenues from our new facility construction services business have been derived from fixed unit price contracts. Fixed unit price contracts require us to perform the contract for a fixed unit price irrespective of our actual costs. As a result, we realize a profit on these contracts only if we and our subcontractors successfully estimate our costs and then successfully control actual costs and avoid cost overruns. Further, we have historically subcontracted substantially all of our construction work to various engineering and construction companies on a time and materials, rather than fixed, basis. As a result, we have less control over the largest component of our plant construction costs and the risk of cost overruns generally falls on us rather than our subcontractors. If we or our subcontractors do not perform a contract within cost estimates, then cost overruns may cause us to incur losses or cause the contract not to be as profitable as we initially expected. This, in turn, could negatively affect our cash flow, earnings and financial position. As we have acquired assets and begun consolidating the industry, our construction services management business has almost exclusively been focused on internal intercompany projects.

If we or our subcontractors perform extra or change order work that is not approved by the customer in advance we may have a dispute with the customer over whether the work performed is beyond the scope of the work included in the original project plans and specifications or, if the customer agrees that the work performed qualifies as extra work, the price that the customer is willing to pay for the extra work. These disputes may result in us not receiving payment for all or a significant portion of work that we or our subcontractors have performed. Even where the customer agrees to pay for the extra work, we may be required to fund the cost of that work for a lengthy period of time until the change order is approved and paid by the customer. To the extent actual recoveries with respect to change orders or amounts subject to contract disputes or claims are less than the estimates used in our financial statements, the amount of any shortfall will reduce our revenues and profits, and this could have a material adverse effect on our working capital and results of operations.

Our ability to utilize our net operating loss and tax credit carryforwards, or NOLs, in the future is subject to substantial limitations and may be further limited as a result of future ownership changes.

As of December 31, 2013, we have recorded a deferred tax asset of $81.8 million reflecting the benefit of federal and state NOLs. Federal NOLs total $208.1 million and will begin to expire in 2028, while the amount and expiration dates of state NOLs vary by jurisdiction. Changes in ownership of the Company, as defined by Section 382 of the Internal Revenue Code of 1986, as amended, may limit the utilization of federal and state

NOLs and credit carry forwards in any one year. We have performed a study to determine the impact of changes in ownership on utilization of carry forward attributes, the results of which have been incorporated into our financial statements.

In addition, any subsequent ownership changes could result in additional limitations. Issuance of shares of our common stock upon conversion of the notes could contribute to a change of ownership. The ability to use NOLs is also dependent upon our ability to generate taxable income. The NOLs could expire before we generate sufficient taxable income. To the extent our use of NOLs is significantly limited, our income could be subject to corporate income tax earlier than it would if we were able to use NOLs, which could have a negative effect on our financial results and results of operations. Changes in ownership are largely beyond our control and we can give no assurance that we will continue to have realizable NOLs.

Risks Related to the Biodiesel Industry

The market price of biodiesel is influenced by the price of petroleum-based distillate fuels, such as ultra-low sulfur diesel, and decreases in the price of petroleum-based distillate fuels or RIN values would very likely decrease the price we can charge for our biodiesel, which could harm our revenues and profitability.

Historically, biodiesel prices have been strongly correlated to petroleum-based diesel prices and in particular ULSD, regardless of the cost of producing biodiesel itself. We market our biofuel as an alternative to petroleum-based fuels. Therefore, if the price of petroleum-based diesel falls, the price of biodiesel could decline, and we may be unable to produce products that are an economically viable alternative to petroleum-based fuels. Petroleum prices are volatile due to global factors, such as the impact of wars, political uprisings, OPEC production quotas, worldwide economic conditions, changes in refining capacity and natural disasters. Additionally, demand for liquid transportation fuels, including biodiesel, is impacted by economic conditions.

Just as a small reduction in the real or anticipated supply of crude oil can have a significant upward impact on the price of petroleum-based fuels, a perceived reduction of such threats can result in a significant reduction in petroleum-based fuel prices.

A reduction in petroleum-based fuel prices may have a material adverse effect on our revenues and profits if such price decrease reduces the price we are able to charge for our biodiesel.

There was a sharp decline in RIN prices during third quarter 2012 that carried through the end of 2012. During this period, RIN pricing declined from $1.17 per RIN at June 30, 2012 to $0.64 per RIN at December 31, 2012, as reported by OPIS, which contributed to the decline in price of biodiesel. RIN prices also declined sharply from $1.09 per RIN on July 1, 2013 to $0.35 per RIN at December 31, 2013, as reported by OPIS. A reduction in RIN values, such as those experienced in the second half of 2012 and 2013, may have a material adverse effect on our revenues and profits as such price decrease reduce the price we are able to charge for our biodiesel.

We operate in a highly competitive industry and competition in our industry would increase if new participants enter the biodiesel or biomass-based diesel business.

We operate in a very competitive environment. The biodiesel industry is primarily comprised of smaller entities that engage exclusively in biodiesel production, large integrated agribusiness companies that produce biodiesel along with their soybean crush businesses and increasingly, integrated petroleum companies. We face competition for capital, labor, feedstocks and other resources from these companies. In the United States, we compete with soybean processors and refiners, including Archer-Daniels-Midland Company, LLC, Cargill, Inc. and Louis Dreyfus Commodities. In addition, petroleum refiners are increasingly entering into biodiesel and renewable diesel production, includes Neste Oil with approximately 600 million gallons of global renewable diesel production capacity in Asia and Europe and Valero Energy Corporation with its Diamond Green joint venture renewable diesel plant. These and other competitors that are divisions of larger enterprises may have greater financial resources than we do. We also have many smaller competitors. If our competitors consolidate or otherwise grow and we are unable to similarly increase our scale, our business and prospects may be significantly and adversely affected.

In addition, petroleum companies and diesel retailers form the primary distribution networks for marketing biodiesel through blended petroleum-based diesel. If these companies increase their direct or indirect biodiesel and renewable diesel production, there will be less need to purchase biodiesel from independent biodiesel producers like us. Such a shift in the market would materially harm our operations, cash flows and financial position.

The development of alternative fuels and energy sources may reduce the demand for biodiesel, resulting in a reduction in our revenues and profitability.

The development of alternative fuels, including a variety of energy alternatives to biodiesel has attracted significant attention and investment. Neste Oil operates four renewable diesel plants: a 240 million gallon per year plant in Singapore, a 240 million gallon per year plant in Rotterdam, Netherlands, and two 60 million gallon per year plants in Porvoo, Finland. Diamond Green Diesel, LLC has completed construction and commenced operations of its 137 million gallon per year renewable diesel plant in Norco, Louisiana in 2013. Under RFS2, renewable diesel made from biomass meets the definition of biomass-based diesel and thus is eligible, along with biodiesel, to satisfy the RFS2 biomass-based diesel requirement described in “Business—Government Programs Favoring Biodiesel Production and Use” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Furthermore, under RFS2, renewable diesel may receive up to 1.7 RINs per gallon, whereas biodiesel currently receives 1.5 RINs per gallon. For a detailed description of RINs and RIN values, see “Business—Government Programs Favoring Biodiesel Production and Use—Renewable Identification Numbers” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. As the value of RINs increases, this 0.2 RIN advantage may make renewable diesel more cost-effective, both as a petroleum-based diesel substitute and for meeting RFS2 requirements. If renewable diesel proves to be more cost-effective than biodiesel, our revenues and results of operations would be adversely impacted.

In addition, the EPA may allow other fuels to satisfy the RFS2 requirements and allow RINs to be generated upon the production of these fuels. The EPA recently adopted regulations to amend the definition of “Home Heating Oil” under RFS2, which expands the scope of fuels eligible to generate RINs. This will increase competition within heating oil markets by introducing fuels that could generate more RINs (i.e., cellulosic diesel) and may be more cost competitive than biodiesel utilized as heating oil.

The biodiesel industry will also face increased competition resulting from the advancement of technology by automotive, industrial and power generation manufacturers which are developing more efficient engines, hybrid engines and alternative clean power systems. Improved engines and alternative clean power systems offer a technological solution to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. If and when these clean power systems are able to offer significant efficiency and environmental benefits and become widely available, the biodiesel industry may not be able to compete effectively with these technologies and government requirements for the use of biodiesel may not continue.

The development of alternative fuels and renewable chemicals also puts pressure on feedstock supply and availability to the biodiesel industry. If these emerging technologies compete with biodiesel for feedstocks, are more profitable or have greater governmental support than biodiesel does, then the biodiesel industry may have difficulty in procuring the feedstocks necessary to be successful.

Increased industry-wide production of biodiesel could have a negative effect on our margins and there remains excess production capacity in the biodiesel industry.

According to EPA EMTS data, approximately 1.1 billion gallons of biomass-based diesel RINs were generated in the United States in 2011, 1.14 billion gallons were generated in 2012, 1.78 billion gallons were generated in 2013, and 0.33 billion gallons for the three months ended March 31, 2014. Such production was in excess of the 800 million gallon RFS2 requirement for 2011, the one billion gallon requirement for 2012, and the 1.28 billion gallon requirement for 2013. Should biodiesel production continue to remain above RFS2 required volumes, the resulting supply could put downward pressure on our margins for biodiesel, negatively affecting our profitability. Under RFS2, Obligated Parties are entitled to satisfy up to 20% of their annual volume requirement for any given year with gallons used in the previous year so long as they are in compliance with the RFS2.

In 2013, 1.78 billion gallons of biomass-based diesel RINs were generated. Adding the 2012 carry-over to the 2013 RIN generation, would result in an estimated total biomass-based diesel RIN availability of approximately 2.04 billion gallons, which is approximately 760 million gallons more than required to satisfy the 1.28 billion gallon 2013 biomass-based diesel RVO. The proposed 2014 biomass-based diesel RVO is 1.28 billion gallons, and if adopted would limit the 2014 carryover to 256 million gallons, or 20% of 1.28 billion, thus resulting in an excess supply of 504 million gallons of biomass-based diesel RINs. These excess RINs can be used to fulfill the advanced biofuel RVO or the renewable fuel RVO. If the volume of excess biomass-based diesel RINs exceeds the volume the Obligated Parties desire to use to fulfill their advanced biofuel and renewable fuel requirements, the demand for and price of our biodiesel and biomass-based diesel RINs may be reduced, which could harm its revenues and cash flows. Many biodiesel plants in the United States do not currently operate, and of those that do, many do not operate at full capacity. According to the National Biodiesel Board, or NBB, as of September 12, 2012, 2.7 billion gallons per year of biodiesel production capacity in the United States were registered under the RFS2 program by NBB members. In addition to this amount, several hundred more gallons of U.S. based biomass-based diesel production capacity was registered by non-NBB members and another 1.2 billion gallons of biomass-based diesel production was registered by foreign producers. Furthermore, plants under construction and expansion in the United States as of December 31 2011, if completed, could add an additional several hundred million gallons of annual biodiesel production capacity. The annual production capacity of existing plants and plants under construction far exceeds both historic consumption of biodiesel in the United States and required consumption under RFS2. If this excess production capacity was fully utilized for the U.S. market, it would increase competition for our feedstocks, increase the volume of biomass-based diesel on the market and may reduce biodiesel gross margins, harming our revenues and profitability.

The European Commission has imposed anti-dumping and countervailing duties on biodiesel blends imported into Europe, which have effectively eliminated our ability to sell those biodiesel blends in Europe.

In March 2009, as a response to the BTC, the European Commission imposed anti-dumping and anti-subsidy tariffs on biodiesel produced in the United States. These tariffs have effectively eliminated European demand for 20% biodiesel blends, or B20, or higher imported from the United States. The European Commission has extended these tariffs through 2014. In May 2011, the European Commission imposed similar anti-dumping and countervailing duties on biodiesel blends below B20. These duties significantly increase the price at which we and other United States biodiesel producers will be able to sell such biodiesel blends in European markets, making it difficult or impossible to compete in the European biodiesel market. These anti-dumping and countervailing duties therefore decrease the demand for biodiesel produced in the United States and increase the supply of biodiesel available in the United States market. Such market dynamics may negatively impact our revenues and profitability.

If automobile manufacturers and other industry groups express reservations regarding the use of biodiesel, our ability to sell biodiesel will be negatively impacted.

Because it is a relatively new product compared with petroleum diesel, research on biodiesel use in automobiles is ongoing. While most heavy duty automobile manufacturers have approved blends of up to 20% biodiesel, some industry groups have recommended that blends of no more than 5% biodiesel be used for automobile fuel due to concerns about fuel quality, engine performance problems and possible detrimental effects of biodiesel on rubber components and other engine parts. Although some manufacturers have encouraged use of biodiesel fuel in their vehicles, cautionary pronouncements by other manufacturers or industry groups may impact our ability to market our biodiesel.

Perception about “food vs. fuel” could impact public policy which could impair our ability to operate at a profit and substantially harm our revenues and operating margins.

Some people believe that biodiesel may increase the cost of food, as some feedstocks such as soybean oil used to make biodiesel can also be used for food products. This debate is often referred to as “food vs. fuel.” This is a concern to the biodiesel industry because biodiesel demand is heavily influenced by government policy and if public opinion were to erode, it is possible that these policies would lose political support. These views could also negatively impact public perception of biodiesel. Such claims have led some, including members of Congress, to urge the modification of current government policies which affect the production and sale of biofuels in the United States.

Concerns regarding the environmental impact of biodiesel production could affect public policy which could impair our ability to operate at a profit and substantially harm our revenues and operating margins.

Under the EISA, the EPA is required to produce a study every three years of the environmental impacts associated with current and future biofuel production and use, including effects on air and water quality, soil quality and conservation, water availability, energy recovery from secondary materials, ecosystem health and biodiversity, invasive species and international impacts. The first such triennial report was released in February 2012. The 2012 report concludes that (1) the extent of negative impacts to date are limited in magnitude and are primarily associated with the intensification of corn production; (2) whether future impacts are positive or negative will be determined by the choice of feedstock, land use change, cultivation and conservation practices; and (3) realizing potential benefits will require implementation and monitoring of conservation and best management practices, improvements in production efficiency, and implementation of innovative technologies at commercial scales. Should future EPA triennial studies, or other analyses find that biofuel production and use has resulted in, or could in the future result in, adverse environmental impacts, such findings could also negatively impact public perception of biofuel and acceptance of biofuel as an alternative fuel, which also could result in the loss of political support.

To the extent that state or federal laws are modified or public perception turns against biodiesel, use requirements such as RFS2 and state tax incentives may not continue, which could materially harm our ability to operate profitably.

Problems with product performance, in cold weather or otherwise, could cause consumers to lose confidence in the reliability of biodiesel which, in turn, would have an adverse impact on our ability to successfully market and sell biodiesel.

Concerns about the performance of biodiesel could result in a decrease in customers and revenues and an unexpected increase in expenses. Biodiesel typically has a higher cloud point than petroleum-based diesel. The cloud point is the temperature below which a fuel exhibits a noticeable cloudiness and is the conventional indicator of a fuel’s potential for cold weather problems. The lower the cloud point, the better the fuel should perform in cold weather. According to an article published by Iowa State University Extension, the cloud point of biodiesel is typically between 30 °F and 60 °F, while the cloud point of the most common form of pure petroleum-based diesel fuel is typically less than 20 °F. It is our experience that when biodiesel is mixed with pure petroleum-based diesel to make a two percent biodiesel blend, the cloud point of the blended fuel can be 2 °F to 6 °F higher than petroleum-based diesel and the cloud point of a twenty percent biodiesel blend can be 15 °F to 35 °F higher than petroleum based diesel, depending on the individual cloud points of the biodiesel and petroleum-based diesel. Cold temperatures can therefore cause biodiesel blended fuel to become cloudy and eventually to gel when pure petroleum-based diesel would not, and this can lead to plugged fuel filters and other fuel handling and performance problems for customers and suppliers. The consequences of these higher cloud points may cause demand for biodiesel in northern and eastern United States markets to diminish during the colder months, which are the primary markets in which we currently operate.

The tendency of biodiesel to gel in colder weather may also result in long-term storage problems. In cold climates, fuel may need to be stored in a heated building or heated storage tanks, which result in higher storage costs. This and other performance problems, including the possibility of particulate formation above the cloud point of a blend of biodiesel and petroleum-based diesel, may also result in increased expenses as we try to remedy these performance problems, including the costs of extra cold weather treatment additives. Remedying these performance problems may result in decreased yields, lower process throughput or both, as well as substantial capital costs. Any reduction in the demand for our biodiesel product, or the production capacity of our facilities will reduce our revenues and have an adverse effect on our cash flows and results of operations.

Growth in the sale and distribution of biodiesel is dependent on the expansion of related infrastructure which may not occur on a timely basis, if at all, and our operations could be adversely affected by infrastructure limitations or disruptions.

Growth in the biodiesel industry depends on substantial development of infrastructure for the distribution of biodiesel. Substantial investment required for these infrastructure changes and expansions may not be made on a timely basis or at all. The scope and timing of any infrastructure expansion are generally beyond our control. Also, we compete with other biofuel companies for access to some of the key infrastructure components such as pipeline and terminal capacity. As a result, increased production of biodiesel or other biofuels will increase the demand and competition for necessary infrastructure. Any delay or failure in expanding distribution infrastructure could hurt the demand for or prices of biodiesel, impede delivery of our biodiesel, and impose additional costs, each of which would have a material adverse effect on our results of operations and financial condition. Our business will be dependent on the continuing availability of infrastructure for the distribution of increasing volumes of biodiesel and any infrastructure disruptions could materially harm our business.

We face competition from imported biodiesel and renewable diesel, which may reduce demand for biodiesel produced by us and cause our revenues and profits to decline.

Biodiesel and renewable diesel imports into the United States have increased significantly and compete with United States produced biodiesel. The imported fuels may benefit from production incentives or other financial incentives in their home countries that offset some of their production costs and enable them to profitably sell biodiesel or renewable diesel in the United States at lower prices than United States-based biodiesel producers. Under RFS2, imported biodiesel and renewable diesel is eligible and, therefore, competes to meet the volumetric requirements for biomass-based diesel and advanced biofuels. If imports continue to increase, this could make it more challenging for us to market or sell biodiesel in the United States, which would have a material adverse effect on our revenues. Imported biodiesel that does not qualify under RFS2, also competes in jurisdictions where there are biodiesel blending requirements.

Nitrogen oxide emissions from biodiesel may harm its appeal as a renewable fuel and increase costs.

In some instances, biodiesel may increase emissions of nitrogen oxide as compared to petroleum-based diesel fuel, which could harm air quality. Nitrogen oxide is a contributor to ozone and smog. New Technology Diesel Engines eliminate any such increase. Emissions from older vehicles while the fleet turns over may decrease the appeal of biodiesel to environmental groups and agencies who have been historic supporters of the biodiesel industry, potentially harming our ability to market our biodiesel.

In addition, several states may act to regulate potential nitrogen oxide emissions from biodiesel. California is in the process of formulating biodiesel regulations that may limit the volume of biodiesel that can be used or require an additive to reduce potential emissions. In states where such an additive is required to sell biodiesel, the additional cost of the additive may make biodiesel less profitable or make biodiesel less cost competitive against petroleum-based diesel or renewable diesel, which would negatively impact our ability to sell our products in such states and therefore have an adverse effect on our revenues and profitability.

Several biofuels companies throughout the United States have filed for bankruptcy over the last several years due to industry and economic conditions.

A volatile regulatory environment, lack of debt or equity investments and volatile biofuel prices and feedstock costs have likely contributed to the necessity of bankruptcy filings by biofuel producers. Our business has been, and in the future may be, negatively impacted by the industry conditions that influenced the bankruptcy proceedings of other biofuel producers, or we may encounter new competition from buyers of distressed biodiesel properties who enter the industry at a lower cost than original plant investors.

Risks Related to the Notes and this Offering

The notes are effectively subordinated to any of our existing and future secured debt and structurally subordinated to the liabilities of our subsidiaries.

The notes will be our general unsecured obligations and will rank equal in right of payment with any other senior unsecured indebtedness we incur and senior in right of payment to any existing and future indebtedness that is contractually subordinated to the notes. The notes, however, will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. As of March 31, 2014, on a consolidated basis, we had approximately $2.4 million in outstanding secured indebtedness and approximately $33.2 million in outstanding senior unsecured indebtedness, in each case exclusive of trade and other payables. The provisions of the indenture governing the notes will not prohibit us from incurring additional secured indebtedness in the future. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral securing such indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full.

None of our subsidiaries will guarantee the notes. Accordingly, the notes will also be structurally subordinated to all existing and future unsecured and secured liabilities and (to the extent we are not a holder thereof) preferred equity, if any, of our subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any such subsidiary, we, as a common equity owner of such subsidiary, and, therefore, holders of our debt, including holders of the notes, will be subject to the prior claims of such subsidiary’s creditors, including trade creditors and preferred equity holders. As of March 31, 2014, the aggregate amount of liabilities of our subsidiaries and variable interest entities was approximately $108.2 million, in each case including trade and other payables and excluding intercompany liabilities. The provisions of the indenture governing the notes will not prohibit our subsidiaries from incurring additional indebtedness or issuing preferred equity.

Our indebtedness and liabilities could limit cash flow available for our operations, expose us to risks that could adversely affect our business, financial condition and results of operations and impair our ability to satisfy our obligations under the notes.

As of March 31, 2014, our total consolidated liabilities were approximately $135.3 million. We will incur $125.0 million of additional indebtedness if and when we sell the notes, or $143.8 million of additional indebtedness if the underwriters exercise in full their over-allotment option to purchase additional notes. We may also incur additional indebtedness to meet future financing needs. Our indebtedness could have significant negative consequences for our business, results of operations and financial condition, including:

•	increasing our vulnerability to adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business;

•	dilution experienced by our existing stockholders as a result of the issuance of shares of common stock, if any, upon conversion of the notes offered hereby; and

•	placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

We may not continue to maintain sufficient cash reserves, our business may not continue to generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness, including the notes, and our cash needs may increase. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of the notes or any other indebtedness then outstanding, we would be in default, which could permit the holders of the affected indebtedness to accelerate the maturity of such indebtedness and could cause defaults under our other indebtedness. Any default under the notes or any other indebtedness could have a material adverse effect on our business, results of operations and financial condition. For an additional discussion of our outstanding indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the period ended March 31, 2014, incorporated herein by reference.

We may not have the ability to raise the funds necessary to settle conversions of the notes in cash or to repurchase the notes for cash upon a fundamental change, and our future debt may contain limitations on our ability to repurchase of the notes.

Holders of the notes will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a repurchase price generally equal to 100% of their principal amount, plus accrued and unpaid interest, if any, as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted as described in under “Description of Notes—Conversion Rights—Settlement Upon Conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of the notes upon a fundamental change or to settle conversion of the notes in cash.

In addition, our ability to repurchase the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our other indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes.

Management may invest or spend the proceeds of this offering in ways with which you may not agree and in ways that may not yield a return to our stockholders.

We intend to use $100 million of the net proceeds from this transaction to replace the letter of credit that guarantee’s Dynamic Fuels’ obligations under the Gulf Opportunity Zone bonds associated with the Dynamic Fuels biorefinery or to redeem those bonds. This offering is not conditioned on the closing of the pending acquisition of Dynamic Fuels through our agreements with Syntroleum and Tyson Foods, and there can be no assurance that those acquisitions will be completed. If we do not complete those acquisitions, we expect to use the net proceeds from this offering, including the net proceeds that we otherwise intended to use upon the acquisition of all of the equity interests in Dynamic Fuels, for working capital and general corporate purposes, which may include financing potential acquisitions and strategic transactions. However, we currently have no binding agreements or commitments to complete any such transaction other than our pending acquisition of Dynamic Fuels through our agreements with Syntroleum and Tyson Foods. Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds. Pending our use of proceeds of this offering, we may invest our net proceeds from the offering primarily in instruments that do not produce significant income or that may lose value.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, certain dividends on our common stock, the issuance of certain rights, options or warrants to holders of our common stock, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender or exchange offers, as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as a payment of dividends on our common stock below a specified threshold or an issuance of our common stock for cash, that may adversely affect the trading price of the notes and the market price of our common stock. An event may occur that is adverse to the interests of the holders of the notes and their value, but that does not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute fundamental changes, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of specified fundamental changes, you will have the option to require us to repurchase all or any portion of your notes as described in this prospectus supplement under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” However, the definition of “fundamental change” is limited to specified corporate events and may not include other events that might adversely affect our financial condition or the trading price of the notes. For example, events such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. The occurrence of any such events would not grant the holders of the notes the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the trading price of the notes.

The adjustment to the conversion rate for notes converted in connection with make-whole fundamental changes may not adequately compensate holders for the lost option value of their notes as a result of any such transaction. In addition, the definition of a make-whole fundamental change is limited and may not protect you from losing some of the option value of your notes in the event of a variety of transactions that do not constitute a make-whole fundamental change.

If certain corporate events that constitute a make-whole fundamental change occur, under certain circumstances and subject to certain limitations, we will increase the conversion rate by a number of additional shares of our common stock. This increased conversion rate will apply only to holders who convert their notes in connection with any such transaction. The number of additional shares of our common stock will be determined based on the date on which the make-whole fundamental change transaction becomes effective and the price paid (or deemed paid) per share of our common stock in such transaction, as described in this prospectus supplement under “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.” While the increase in the conversion rate is designed to compensate holders for the lost option value of the notes as a result of such transaction, the increase in the conversion rate is only an approximation of such lost value and may not adequately compensate holders for such loss. In addition, notwithstanding the foregoing, if the price paid (or deemed paid) for our common stock in any such transaction is

greater than $         per share or less than $         per share (in each case, subject to adjustment in accordance with the indenture), then we will not be required to adjust the conversion rate if you convert your notes in connection with such transaction. Moreover, in no event will we increase the conversion rate pursuant to these provisions to an amount that exceeds             shares per $1,000 principal amount of notes, subject to adjustment under certain circumstances.

Furthermore, the definition of make-whole fundamental change that will be contained in the indenture is limited to certain enumerated transactions. As a result, the make-whole fundamental change provisions of the indenture will not afford protection to holders of the notes in the event that other transactions occur that could adversely affect the option value of the notes. For example, transactions, such as a spin-off or sale of a subsidiary with volatile earnings, or a change in our subsidiaries’ lines of business, could significantly affect the trading characteristics of our common stock and thereby reduce the option value embedded in the notes without triggering a make-whole fundamental change.

Our obligation to increase the conversion rate upon certain make-whole fundamental change transactions could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

There is currently no trading market for the notes, and an active trading market for the notes may not develop or, if it develops, may not be maintained.

The notes will be new securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. Although the underwriters have informed us that certain of them intend to make a market in the notes, they are not obligated to do so and may discontinue market making at any time without notice. Accordingly, an active trading market may not develop for the notes, and, even if one develops, such market may not be maintained. If an active trading market for the notes does not develop or is not maintained, the market price and liquidity of the notes is likely to be adversely affected and holders may not be able to sell their notes at desired times and prices, or at all. If any of the notes are traded after their purchase, they may trade at a discount from their purchase price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our dividend yield, financial condition, results of operations, business, prospects and credit quality relative to our competitors, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control and others of which may not affect debt that is not convertible into capital stock. Historically, the market for convertible debt has been volatile. Market volatility could materially and adversely affect the notes, regardless of our financial condition, results of operations, business, prospects or credit quality.

The issuance of additional stock will dilute all existing stockholders and could affect the market price of our common stock and, therefore, the trading price of the notes.

As of March 31, 2014, we had an aggregate of 257.1 million shares of common stock authorized but unissued and not reserved for issuance under our equity compensation plans. We may issue all of these shares without any action or approval by our stockholders or noteholders. The issuance of these unreserved shares, as well as any shares of our common stock issued in connection with restricted stock units and stock appreciation rights, upon the exercise of stock options, under convertible or derivative instruments or otherwise would dilute the ownerships interests of existing stockholders (to the extent they do not participate in such issuance), including holders of any shares issued upon conversion of the notes. In addition, we may issue a substantial number of shares of our common stock upon conversion of the notes.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the shares of our common stock underlying the notes and adjusting their short position over time while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling our common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). These rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

In addition, if investors and potential purchasers seeking to employ a convertible arbitrage strategy are unable to borrow or enter into swaps on our common stock, in each case on commercially reasonable terms, the trading price and liquidity of the notes may be adversely affected.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding December 15, 2018, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, shares of common stock or combination of cash and shares of common stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

A converting holder will be exposed to fluctuations in the trading price of our common stock during the period from the date the holder elects to convert its notes until the date we settle our conversion obligation. We will have the option to pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of common stock, at our election to settle our conversion obligation. If we elect to settle our conversion obligation solely in cash or in a combination of cash and shares of common stock, then the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average prices of our common stock for each trading day in an 80 consecutive trading-day observation period. As described under “Description of Notes—Settlement Upon Conversion,” this period would be (i) if the relevant conversion date occurs prior to the 85th scheduled trading day immediately preceding the maturity date, the 80 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date and (ii) if the relevant conversion date occurs on or after the 85th scheduled trading day immediately preceding the maturity date, the 80 consecutive trading days beginning on, and including, the 82nd scheduled trading day immediately preceding the maturity date. Accordingly, if the trading price of our common stock decreases during this period, or after this period and until we deliver the consideration due upon conversion, the amount or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock on the date we deliver the consideration due upon conversion is below the average of the volume-weighted average price of our common stock during the relevant observation period, then the amount of cash or the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the amount of cash or number of shares that you will receive.

The accounting method for convertible debt securities that may be settled in cash, such as the notes we are offering, could have a material effect on our reported financial results.

We have not reached a final determination regarding the accounting treatment for the notes. In May 2008, the Financial Accounting Standards Board, or FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, or ASC 470-20. ASC 470-20 requires an entity to separately account for the liability and equity components of convertible debt instruments whose conversion may be settled entirely or partially in cash (such as the notes we are offering) in a manner that reflects the issuer’s economic interest cost for non-convertible debt. As a result, we expect that the liability component of the notes we are offering will initially be valued at the fair value of a similar debt instrument that does not have an associated equity component and will be reflected as a liability in our consolidated balance sheet. Further, we expect that the equity component of the notes we are offering will be included in the additional paid-in capital section of our stockholders’ equity on our consolidated balance sheet, and the value of the equity component will be treated as original issue discount for purposes of accounting for the debt component. This original issue discount would be amortized to non-cash interest expense over the term of the notes, and we will record a greater amount of non-cash interest expense in current periods as a result of this amortization. Accordingly, we may report lower net income in our financial results because we expect that ASC 470-20 will require the interest expense associated with the notes to include both the current period’s amortization of the debt discount and the notes’ coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

In addition, because the notes are potentially convertible into cash, we expect that we will be required to classify the liability portion of the notes as a current rather than long-term liability, even if holders do not elect to convert their notes. This could materially reduce our net working capital.

Furthermore, under certain circumstances, convertible debt instruments whose conversion may be settled entirely or partly in cash (such as the notes we are offering) are currently accounted for using the treasury stock method. Under this method, the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share unless the conversion value of the notes exceeds their principal amount at the end of the relevant reporting period. If the conversion value exceeds their principal amount, then, for diluted earnings per share purposes, the notes are accounted for as if the number of shares of common stock that would be necessary to settle the excess, if we elected to settle the excess in shares, are issued. The accounting standards in the future may not continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares, if any, issuable upon conversion of the notes, then our diluted earnings per share could be adversely affected.

The market price of the notes could be significantly affected by the market price of our common stock and other factors.

We expect that the market price of the notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible securities. The market price of our common stock will likely continue to fluctuate in response to the factors described elsewhere in “Risk Factors” and in “Forward-Looking Statements,” among others, many of which are beyond our control. In addition, the trading volume of shares of our common stock may be insufficient to allow investors to sell their shares when they want to or at a price they consider reasonable.

You may be subject to tax upon an adjustment to, or a failure to adjust, the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. In addition, a failure to adjust (or adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. Such deemed dividend may be subject to U.S. federal withholding tax or backup withholding, which may be set off against payments on the notes or common stock. See “Description of Notes—Conversion Rights—Conversion Rate Adjustments” and “Material U.S. Federal Income Tax Considerations” in this prospectus supplement.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the trading price of the notes and the market price of our common stock could be harmed.

In addition, the trading price of the notes will be directly affected by market perceptions of our creditworthiness. Consequently, if a credit ratings agency rates any of our debt in the future or downgrades or withdraws any such rating, or puts us on credit watch, the trading price of the notes is likely to decline.

The notes are not protected by restrictive covenants.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture governing the notes will not contain any covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described in this prospectus supplement under “Description of Notes—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock,” “—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets.”

The capped call transactions may affect the value of the notes and our common stock.

In connection with the pricing of the notes, we expect to enter into capped call transactions with the option counterparties. The capped call transactions are expected to reduce the potential dilution to our common stock and/or offset potential cash payments we are required to make in excess of the principal amount upon conversion of the notes, with such reduction and/or offset subject to a cap.

In connection with establishing their initial hedge of the capped call transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during a period following any conversion of notes and during a valuation period prior to the maturity of the notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs around the time of any conversion of notes, it could affect the value of shares of our common stock you receive upon conversion of the notes.

In addition, if any such capped call transactions fail to become effective, whether or not this offering of the notes is completed, the option counterparties or their respective affiliates may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, if the notes have been issued, the value of the notes.

We are subject to counterparty risk with respect to the capped call transactions.

The counterparties to the capped call transactions are financial institutions, and we will be subject to the risk that they might default under the capped call transactions. Our exposure to the credit risk of the option counterparties will not be secured by any collateral. Recent global economic conditions have resulted in the actual or perceived failure or financial difficulties of many financial institutions. If any option counterparty becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings, with a claim equal to our exposure at that time under our transactions with such option counterparty. Our exposure will depend on many factors, but, generally, an increase in our exposure will be correlated to an increase in the market price and volatility of shares of our common stock. In addition, upon a default by any option counterparty, we may suffer more dilution than we currently anticipate with respect to our common stock. We can provide no assurances as to the financial stability or viability of the option counterparties.

Holders of the notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) until the conversion date for those notes (if we elect to settle the conversion by delivering solely shares of our common stock, excluding cash in lieu of any fractional share) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion, and shares of common stock become due upon settlement of that conversion), but you will be subject to all changes affecting our common stock. For example, if we propose an amendment to our restated certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs before the date you are deemed to be the record owner of the shares of our common stock, if any, due upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Certain provisions in the indenture governing the notes could delay or prevent an otherwise beneficial takeover or takeover attempt of us.

Certain provisions in the notes and the indenture could make it more difficult or more expensive for a third party to acquire us. For example, if a takeover would constitute a fundamental change, holders of the notes will have the right to require us to repurchase their notes in cash. In addition, if a takeover constitutes a make-whole fundamental change, we may be required to increase the conversion rate for holders who convert their notes in connection with such takeover. In either case, and in other cases, our obligations under the notes and the indenture could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

The notes will initially be held in book-entry form, and, therefore, holders must rely on the procedures and the relevant clearing systems to exercise their rights and remedies.

Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, DTC or its nominee will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if a holder owns a book-entry interest, such holder will be permitted to act only to the extent such holder has received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The procedures implemented for the granting of such proxies may not be sufficient to enable holders to vote on any requested actions on a timely basis.

Risks Related to Our Common Stock

The market price for our common stock may be volatile.

Although there is currently an active and liquid trading market for our common stock, the market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our financial condition and operating results;

•	changes in the performance or market valuations of other companies engaged in our industry;

•	issuance of new or updated research reports by securities or industry analysts;

•	changes in financial estimates by us or of securities or industry analysts;

•	investors’ general perception of us and the industry in which we operate;

•	changes in the political climate in the industry in which we operate, existing laws, regulations and policies applicable to our business and products, including RFS2, and the continuation or adoption or failure to continue or adopt renewable energy requirements and incentives, including the BTC;

•	other regulatory developments in our industry affecting us, our customers or our competitors;

•	announcements of technological innovations by us or our competitors;

•	announcement or expectation of additional financing efforts, including sales or expected sales of additional common stock;

•	additions or departures of key management or other personnel;

•	litigation;

•	inadequate trading volume;

•	general market conditions in our industry; and

•	general economic and market conditions, including continued dislocations and downward pressure in the capital markets.

In addition, stock markets generally and from time to time experience significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may have material adverse effect on the market price of our common stock.

We may issue additional common stock as consideration for future investments or acquisitions.

We have issued in the past, and may issue in the future, our securities in connection with investments and acquisitions. For example, in our pending acquisition of substantially all of the assets of Syntroleum, we will issue up to 3,796,000 shares of common stock at closing. The amount of our common stock or securities convertible into or exchangeable for our common stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding common stock.

We have never paid dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future.

We have paid no cash dividends on any of our classes of common stock to date, have contractual restrictions against paying cash dividends and currently intend to retain our future earnings to fund the development and growth of our business. As a result, stockholders must look solely to appreciation of our common stock to realize a gain on their investment. This appreciation may not occur. Investors seeking cash dividends should not invest in our common stock.

Delaware law and our amended and restated certificate of incorporation and bylaws will contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in our amended and restated certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

•	the requirement for advance notice for nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting;

•	the ability of the board of directors to alter our bylaws without obtaining stockholder approval;

•	the ability of the board of directors to issue, without stockholder approval, up to 10,000,000 shares of preferred stock with rights set by the board of directors, which rights could be senior to those of common stock;

•	a classified board;

•	the required approval of holders of at least two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or amend or repeal the provisions of our amended and restated certificate of incorporation regarding the classified board, the election and removal of directors and the ability of stockholders to take action by written consent; and

•	the elimination of the right of stockholders to call a special meeting of stockholders and to take action by written consent.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or DGCL. These provisions may prohibit or restrict large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in our market price being lower than it would without these provisions.

If securities or industry analysts issue an adverse or misleading opinion regarding our stock or do not publish research or reports about our business, our stock price and trading volume could decline.

The trading market for our Common Stock relies in part on the research and reports that equity research analysts publish about us and our business. It is difficult for companies such as ours to attract independent equity research analysts to cover our common stock. We do not control these analysts or the content and opinions included in their reports. The price of our common stock could decline if one or more equity research analysts downgrade our common stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business. Although there is currently an active and liquid trading market for REG common stock, if one or more equity research analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline and the market for our common stock to become illiquid.

RATIO OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges for each of the periods indicated are set forth in the following table.

	Fiscal Year Ended December 31,					Three Months Ended March 31, 2014
	2009	2010	2011	2012	2013
Ratio of earnings to fixed charges(1)(2)	N/M	N/M	9.3	2.8	25.4	N/M

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax earnings from continuing operations plus fixed charges. Fixed charges consist of interest expense, the interest component of rental expense and amortization of debt related costs. Earnings were insufficient to cover fixed charges by $22.4 million and $24.7 million for the years ended December 31, 2009 and 2010 and by $2.6 million for the three months ended March 31, 2014.
(2)	N/M—not meaningful.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $         million, after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters exercise in full their overallotment option to purchase additional notes, we estimate that our net proceeds from this offering will be approximately $         million, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use approximately $100.0 million of the net proceeds from this offering to replace the letter of credit that guarantees Dynamic Fuels’ obligations under the $100.0 million of Gulf Opportunity Zone bonds issued by the Louisiana Public Faciliities Authority in connection with the Dynamic Fuels’ biorefinery in Geismar, Louisiana or to redeem those bonds. We expect to use approximately $         million of the net proceeds from this offering to fund the cost of the capped call transactions that we expect to enter into with one or more of the underwriters or their affiliates, whom we refer to as the “hedge counterparties.” See “Description of Capped Call Transactions.” We intend to use the remaining net proceeds from this offering for working capital and other general corporate purposes.

This offering is not conditioned on the closing of the pending acquisition of Dynamic Fuels through our agreements with Syntroleum and Tyson Foods, and there can be no assurance that those acquisitions will be completed. If we do not complete those acquisitions, we expect to use the net proceeds from this offering for working capital and general corporate purposes, which may include financing potential acquisitions and strategic transactions. As part of our strategic initiatives, we currently are evaluating, and expect to engage in, investments in or acquisitions of companies, products or technologies and the entry into strategic transactions or other arrangements. These acquisitions, investments, transactions or arrangements are likely to range in size, some of which may be significant. Under such circumstances, the amount and timing of our expenditures will depend on several factors, including cash flows from our operations and the anticipated growth of our business. Accordingly, our management would have broad discretion in the application of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds from this offering.

Pending the application of net proceeds, we expect to invest the net proceeds in short-term, interest bearing instruments and other investment grade securities.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on The NASDAQ Global Select Market under the symbol “REGI” and it began trading on January 19, 2012. Prior to that time, there was no public market for our stock. The table below sets forth the high and low sales price of our Common Stock.

2012	High	Low
First Quarter (from January 19, 2012)	$10.65	$8.56
Second Quarter	10.58	6.11
Third Quarter	9.00	4.62
Fourth Quarter	7.50	4.28

2013	High	Low
First Quarter	$8.20	$5.90
Second Quarter	14.80	7.69
Third Quarter	16.50	12.77
Fourth Quarter	16.00	8.51

2014	High	Low
First Quarter	$12.89	$9.61
Second Quarter (through May 28, 2014)	12.66	9.90

DIVIDEND POLICY

We have never paid, and do not intend to pay in the future, a cash dividend on our Common Stock. We currently intend to retain future earnings, if any, for use in our operations and the expansion of our business. If we elect to pay cash dividends in the future, payment will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.

CAPITALIZATION

The following table sets forth our unaudited cash, cash equivalents, and capitalization as of March 31, 2014:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance and sale of the notes in this offering at an offering price of 100%, after deducting the underwriting discount and estimated offering expenses.

You should read this table in conjunction with “Use of Proceeds,” which appears elsewhere in this prospectus supplement, as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, incorporated by reference into the accompanying prospectus from our Quarterly Report on Form 10-Q for the three months ended March 31, 2014.

	As of March 31, 2014
	Actual	As Adjusted(1)
	(in thousands, except share and per share date)
Cash and cash equivalents	$76,224	$

Debt obligations:
Revolving credit facility	$2,437		$2,437
Other long-term borrowings	33,174		33,174
% Convertible Senior Notes offered hereby(2)	—		125,000

Total debt	35,611		160,611

Stockholders’ equity:
Common stock: $0.001 par value; 300,000,000 shares authorized; 38,788,076 actual shares outstanding	4		4
Additional paid-in capital	387,765		387,765
Warrants	147		147
Retained earnings	236,113		236,113
Accumulated other comprehensive loss	(52)		(52)
Treasury shares: 530,898 shares outstanding	(3,886)		(3,886)

Total stockholders’ equity	620,091		620,091

Total capitalization	$655,702		$780,702

(1)	The as adjusted column does not give effect to the “Use of Proceeds,” including our entry into the capped call transactions, including our payment of the approximately $ million premium therefor to the option counterparties, as described under “Description of Capped Call Transactions,” which will result in a reduction to our additional paid-in capital, stockholders’ equity and total capitalization.
(2)	In accordance with ASC 470-20, a convertible debt instrument (such as the notes) that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes, is the aggregate principal amount of the notes, without reflecting the debt discount, which has not been estimated, or fees and expenses that we are required to recognize or the increase in additional paid in capital on our consolidated balance sheet.

The number of issued shares of common stock in the above table excludes, as of March 31, 2014:

•	87,026 shares issuable upon exercise of options outstanding at March 31, 2014 under our stock incentive plans, with a weighted average exercise price of $23.75 per share;

•	634,503 shares subject to outstanding restricted stock units at March 31, 2014 under our stock incentive plans;

•	2,386 shares reserved for future grant under our stock incentive plans at March 31, 2014;

•	up to 3,796,000 shares to be issued upon the closing of the acquisition of substantially all of the assets of Syntroleum; and

•	shares reserved for issuance upon conversion of the notes to be issued in this offering.

DESCRIPTION OF OTHER INDEBTEDNESS

REG Danville, LLC

Our subsidiary, REG Danville, LLC, or REG Danville, has an Amended and Restated Loan Agreement with Fifth Third Bank, or the Fifth Third Loan, which requires monthly principal payments of $150,000 and interest to be charged using 30 day LIBOR plus 5% per annum. The Fifth Third Loan is secured by our Danville facility and matures on November 3, 2015. The Fifth Third Loan agreement contains various loan covenants that restrict REG Danville’s ability to take certain actions, including prohibiting it in certain circumstances from making payments to us.

REG Danville is required to make semi-annual principal payments in an amount equal to 50% of REG Danville’s Excess Cash Flow. The Fifth Third Loan agreement defines Excess Cash Flow as REG Danville’s EBITDA plus certain affiliate payments less principal payments, interest expense, taxes and unfunded maintenance capital expenditures. The Excess Cash Flow payment required for the second half of 2013 was $1.4 million and was paid in April 2014. We recorded an estimated excess cash flow payment required for the three months ended March 31, 2014 of $0.3 million. As of March 31, 2014, there was $5.3 million outstanding under the Fifth Third Loan.

REG Newton, LLC

Our subsidiary, REG Newton, LLC, or REG Newton, has $23.1 million term loan, or the AgStar Loan with AgStar Financial Service, PCA, or AgStar. This amount is secured by our Newton facility. The AgStar Loan matures on December 1, 2018.

Interest is to be accrued based on 30-day LIBOR plus 400 basis points. REG Newton is required to make principal and interest payments of approximately $0.3 million. The loan agreement requires REG Newton to make semi-annual payments equal to 50% of its Excess Cash Flow calculated based upon the financial statements delivered by REG Newton for the periods ended June 30 and December 31 within 15 days of delivery of such statements. The AgStar Loan agreement defines Excess Cash Flow as EBITDA, less the sum of required debt payments, interest expense, up to $0.8 million in maintenance capital expenditure and allowed distributions. There were no required excess cash flow payments required for 2013 or the three months ended March 31, 2014. As of March 31, 2014, there was $17.5 million of principal outstanding under the term loan.

REG Marketing & Logistics Group, LLC and REG Services Group, LLC

Our subsidiaries, REG Marketing & Logistics Group, LLC and REG Services Group, LLC, are party to a revolving credit agreement with the lenders thereto and Wells Fargo Capital Finance, LLC, as agent, which we refer to as the Wells Fargo Revolver. The Wells Fargo Revolver provides for the extension of revolving loans in an aggregate principal amount not to exceed $40.0 million, based on eligible inventory, accounts receivable and blenders credits of the subsidiary borrowers and the inventory of certain affiliates. As of March 31, 2014, our additional availability under the Wells Fargo revolver was $20.0 million. The Wells Fargo Revolver has a stated maturity date of December 23, 2016. Our available borrowing capacity under the Wells Fargo Revolver was $20.9 million and amounts outstanding were $2.4 million as of March 31, 2014.

Amounts borrowed under the Wells Fargo Revolver bear interest, in the case of LIBOR rate loans, at a per annum rate equal to the LIBOR Rate (as defined) plus the LIBOR Rate Margin (as defined), which may range from 2.50 to 3.25 percent, based on the Quarterly Average Excess Availability Amount (as defined). All other amounts borrowed that are not LIBOR rate loans bear interest at a rate equal to the greatest of (i) (A) 1.75% per annum, (B) the Federal Funds Rate plus 0.5%, (C) the LIBOR Rate (which rate shall be calculated based upon an interest period of three months and will be determined on a daily basis), plus 1.5% points, and (D) the rate of interest announced, from time to time, within Wells Fargo Bank, National Association at its principal office in San Francisco as its “prime rate,” plus (ii) the Base Rate Margin (as defined in the Credit Agreement), which may range from 1.00 to 1.75 percent, based on the Quarterly Average Excess Availability Amount. The Base Rate Margin is subject to reduction or increase depending on the amount available for borrowing under the new revolving credit agreement.

The Wells Fargo Revolver contains various loan covenants that restrict each subsidiary borrower’s ability to take certain actions, including restrictions on incurrence of indebtedness, creation of liens, mergers or consolidations, dispositions of assets, repurchase or redemption of capital stock, making certain investments, entering into certain transactions with affiliates or changing the nature of the subsidiary’s business. In addition, the subsidiary borrowers are required to maintain a Fixed Charge Coverage Ratio (as defined in the Wells Fargo Revolver) of at least 1.0 to 1.0 and to have Excess Availability (as defined in the Wells Fargo Revolver) of at least $4.0 million. The Wells Fargo Revolver is secured by the subsidiary borrowers’ membership interests and substantially all of their assets, and the inventory of REG Albert Lea, LLC, REG Houston, LLC, and REG New Boston, LLC, subject to a $25 million limitation.

Bell, LLC

We have 50% ownership in 416 South Bell, LLC, or Bell, LLC, a VIE joint venture that owns and leases to us its corporate office building located in Ames, Iowa. Commencing January 1, 2011, we have the right to execute a call option with the joint venture member, Dayton Park, LLC, to purchase Bell, LLC; therefore, we determined it was the primary beneficiary of Bell, LLC and consolidated Bell, LLC into our financial statements. We are the primary beneficiary due to its ownership interest and as a result of having an exercisable call option that allows us to direct the activities that most significantly impact Bell, LLC’s economic performance and gives us the majority of the benefit from the use of Bell, LLC’s assets. Through consolidation of Bell, LLC on January 1, 2011, we recorded an outstanding promissory note balance of $4.8 million. Bell, LLC makes monthly principal payments of approximately $0.02 million plus interest. The note bears interest at a rate of 3.50% per annum and the note matures January 14, 2018. The note is secured by a mortgage interest in the office building and has an outstanding balance of $4.0 million at March 31 2014.

REG Mason City, LLC

On July 30, 2013, our subsidiary REG Mason City, LLC, or REG Mason City, entered into an agreement with Soy Energy, or Soy Energy Loan. The Soy Energy Loan has a six-year term and is secured by our Mason City facility. The loan requires interest only payments for the first eight months and monthly principal and interest payments of approximately $0.09 million starting in April 2014. Interest is based on a fixed rate of 5%. The loan agreement contains a covenant that restricts REG Mason City’s ability to take certain actions, including prohibiting it in certain circumstances from making payments to us. The Soy Energy Loan requires annual excess cash flow payments beginning on December 31, 2013. REG Mason City must pay Soy Energy a principal payment in the amount equal to 50% of its excess cash flow. As of March 31, 2014, the balance on the loan was $5.1 million.

REG Ralston, LLC

In September 2009, we entered into an extended payment terms agreement with West Central Cooperative, or West Central, to provide up to $3.0 million in outstanding payables for up to 45 days. Both of these agreements provided additional working capital resources to us. As of March 31, 2014, we had $0.4 million outstanding under the West Central agreement.

We and our subsidiaries were in compliance with all restrictive financial covenants associated with the borrowings.

DESCRIPTION OF NOTES

We will issue the notes under a base indenture between us and Wilmington Trust, National Association, as trustee, as supplemented by a supplemental indenture with respect to the notes (the “supplemental indenture”), each to be dated as of the date of the initial issuance of the notes. In this section, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture, collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the debt securities and the base indenture in the accompanying prospectus.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. You may request a copy of the indenture from us. We will file the indenture by means of a Current Report on Form 8-K. See “Where You Can Find More Information” in this prospectus supplement.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Renewable Energy Group, Inc. and not to its subsidiaries.

General

The notes will:

•	be our general unsecured, senior obligations;

•	initially be limited to an aggregate principal amount of $125,000,000 (or $143,750,000 if the underwriters’ option to purchase additional notes to cover over-allotments is exercised in full);

•	bear cash interest from, and including, June , 2014 at an annual rate of %, payable semiannually on June 15 and December 15 of each year, beginning on December 15, 2014;

•	not be redeemable prior to maturity;

•	be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a repurchase price generally equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

•	mature on June 15, 2019, unless earlier converted or repurchased;

•	be issued in denominations of $1,000 and integral multiples of $1,000; and

•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-Entry, Settlement and Clearance.”

Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted based on an initial conversion rate of              shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per share of common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Conversion Rights—Settlement Upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt, including secured debt, that may be issued by us or our subsidiaries. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms and the same CUSIP number as the notes offered hereby (other than differences in the issue price and interest accrued prior to the issue date of such additional notes) in an unlimited aggregate principal amount. However, if any such additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, then such additional notes will have a separate CUSIP number.

No sinking fund will be provided for the notes.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Purchase and Cancellation

We will cause all notes surrendered for payment, repurchase (including as described below), registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All notes delivered to the trustee shall be cancelled promptly by the trustee in accordance with its customary procedures. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives, in each case without prior notice to the holders of the notes. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Payments On the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay or cause the paying agent to pay the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay or cause the paying agent to pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its corporate trust office, as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders holding certificated notes having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders holding certificated notes having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon written application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion or required repurchase.

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of     % per year until maturity. Interest on the notes will accrue from, and including,                     , 2014 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2014.

Interest will be paid to the person in whose name a note is registered at the close of business on June 1 or December 1, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date, whether or not a business day (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

For purposes of this description, “close of business” means 5:00 p.m., New York City time, and “open of business” means 9:00 a.m., New York City time.

If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our existing and future liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. The notes will rank structurally junior to all existing and future indebtedness and other liabilities and (to the extent we are not a holder thereof) preferred stock, if any, of our subsidiaries (including trade payables).

As of March 31, 2014, on a consolidated basis, we had $35.6 million of debt outstanding, of which $33.2 million was debt of our subsidiaries and variable interest entities and $2.4 million was debt secured by our assets. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option), our total consolidated indebtedness as of March 31, 2014 would have been $160.6 million.

Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings. We may not be able to pay the cash portions of any settlement amount due upon conversion of the notes, or to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase notes as described below. See “Risk Factors—Risks Related to the Notes and this Offering—We may not have the ability to raise the funds necessary to settle conversions of the notes in cash or to repurchase the notes for cash upon a fundamental change, and our future debt may contain limitations on our ability to repurchase of the notes.”

Conversion Rights

General

Prior to the close of business on the business day immediately preceding December 15, 2018, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion Upon Satisfaction of Sale Price Condition,” “—Conversion Upon Satisfaction of Trading Price Condition,” and “—Conversion Upon Specified Corporate Events.” On or after December 15, 2018 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes, in integral multiples of $1,000 principal amount, at the conversion rate at any time irrespective of the foregoing conditions.

The conversion rate initially will be              shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per share of common stock). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement Upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and the number of shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below under “—Settlement Upon Conversion”) calculated for each trading day in an 80 trading day observation period (as defined below under “—Settlement Upon Conversion”). The trustee initially will act as the conversion agent.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement Upon Conversion.” Our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

As a result, except as described below, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the above, if notes are converted after the close of business on a regular record date for the payment of interest, holders of such notes at the close of business on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. However, notes surrendered for conversion during the period after the close of business on any regular record date to the open of business on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable, on such interest payment date, on such notes; provided, that no such payment need be made:

•	for conversions after the close of business on the regular record date immediately preceding the maturity date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders as of the close of business on the regular record date immediately preceding the maturity date will receive the full interest payment due on the maturity date regardless of whether their notes have been converted following such regular record date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion under the following circumstances:

Conversion Upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding December 15, 2018, a holder may surrender all or any portion of its notes for conversion at any time during any calendar quarter commencing after the calendar quarter ending on September 30, 2014 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on The NASDAQ Global Select Market or, if our common stock (or such other security) is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

Conversion Upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding December 15, 2018, a holder of notes may surrender all or any portion of its notes for conversion at any time during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day, subject to compliance with the procedures and conditions described below concerning the bid solicitation agent’s obligation to make a trading price determination.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. If we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, then, in either case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day of such failure.

The bid solicitation agent shall have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price per $1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee). If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).

The trustee will initially act as the bid solicitation agent.

Conversion Upon Specified Corporate Events

Certain Distributions

If, prior to the close of business on the business day immediately preceding December 15, 2018, we elect to:

•	distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the declaration date for such distribution, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of declaration date for such distribution; or

•	distribute to all or substantially all holders of our common stock our assets, securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, then, in either case, we must notify the holders of the notes (with a copy to the trustee) at least 85 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender all or any portion of their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time.

Certain Corporate Events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) or a “make whole fundamental change” (as defined under “—Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change”) occurs prior to the close of business on the business day immediately preceding December 15, 2018, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, in each case, pursuant to which our common stock would be converted into cash, securities or other assets, all or any portion of a holder’s notes may be surrendered for conversion at any time from or after the date that is 85 scheduled trading days prior to the anticipated effective date of the transaction (or, if later, the business day after we give notice of such transaction) until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders, the trustee and the conversion agent (if other than the trustee) (i) as promptly as practicable following the date we publicly announce such transaction but in no event less than 85 scheduled trading days prior to the anticipated effective date of such transaction; or (ii) if we do not have knowledge of such transaction at least 85 scheduled trading days prior to the anticipated effective date of such transaction, within one business day of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the actual effective date of such transaction; provided, however, that, notwithstanding the foregoing, in no event will we be required under the indenture to provide such notice to the holders before the earlier of such time as we or our affiliates (x) have publicly disclosed or acknowledged the circumstances giving rise to such transaction and (y) are required to publicly disclose under applicable law or the rules of any securities exchange on which our common stock is then listed or admitted for trading the circumstances giving rise to such transaction.

Conversions on or After December 15, 2018

On or after December 15, 2018, a holder may convert all or any portion of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not convert that note until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement Upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

We will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions with physical settlement, and choose cash settlement or combination settlement for notes converted on another conversion date. Notwithstanding the foregoing, all conversions occurring on or after the 162nd scheduled trading day immediately preceding the scheduled maturity date will be settled using the same settlement method, and we will notify the conversion agent, the trustee and holders of that settlement method no later than the 165th scheduled trading immediately preceding the scheduled maturity date.

If we elect a settlement method, we will inform holders so converting, the conversion agent and the trustee of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or, with respect to conversions occurring on or after

December 15, 2018, no later than December 15, 2018). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we elect combination settlement, but we do not timely notify converting holders, the conversion agent and the trustee of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle conversions through combination settlement with a specified dollar amount per $1,000 principal amount of notes of $1,000. Settlement amounts will be computed as follows:

•	if we elect physical settlement, we will deliver to the converting holder, in respect of each $1,000 principal amount of notes being converted, a number of shares of common stock equal to the conversion rate in effect on the conversion date;

•	if we elect cash settlement, we will pay to the converting holder, in respect of each $1,000 principal amount of notes being converted, cash in an amount equal to the sum of the daily conversion values for each of the 80 consecutive trading days during the related observation period; and

•	if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder, in respect of each $1,000 principal amount of notes being converted, a “settlement amount” equal to the sum of the daily settlement amounts for each of the 80 consecutive trading days during the related observation period.

The “daily settlement amount,” for each of the 80 consecutive trading days during the observation period, shall consist of:

•	cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion (excluding cash in lieu of any fractional share of our common stock) as specified in the notice specifying our chosen settlement method or as otherwise deemed to have been specified by us (the “specified dollar amount”), divided by 80 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•	if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 80 consecutive trading days during the observation period, one-80th of the product of (1) the conversion rate on such trading day and (2) the daily VWAP on such trading day.

The “daily VWAP” means, for each of the 80 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “REGI.Q <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•	if the relevant conversion date occurs prior to the 85th scheduled trading day immediately preceding the maturity date, the 80 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date; and

•	if the relevant conversion date occurs on or after the 85th scheduled trading day immediately preceding the maturity date, the 80 consecutive trading days beginning on, and including, the 82nd scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading; provided, however, that if our common stock is not so listed or admitted for trading, “trading day” means a “business day.” For all other purposes, “trading day” means a day on which (i) trading in our common stock generally occurs on the relevant stock exchange and (ii) a “last reported sale price” (as defined below) for our common stock is available; provided, however, that if our common stock is not listed or traded on any exchange or other market, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

“Market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

Except as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” and “—Recapitalizations, Reclassifications and Changes of Our Common Stock,” we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement, or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method; provided that with respect to any conversion date occurring on or after December 15, 2018, settlement will occur on the maturity date. We refer to the date on which we are required to deliver the consideration due upon conversion as the “conversion settlement date.”

Notwithstanding anything to the contrary above, we will pay cash in lieu of delivering any fractional share of common stock issuable upon conversion based on the daily VWAP on the relevant conversion date (in the case of physical settlement) or based on the daily VWAP on the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will be deemed to be the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if each holder of the notes participates (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert its notes as if such holder held a number of shares of our common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on all or substantially all shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date (as defined below) of such dividend or distribution, or immediately prior to the open of business on the effective date (as defined below) of such share split or share combination, as applicable;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date, as applicable;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date, as applicable; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend, distribution, share split or share combination of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution or effect such share split or share combination to the conversion rate that would then be in effect if such dividend or distribution or share split or share combination had not been declared or announced.

(2)	If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the declaration date of such distribution, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date of such distribution, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date of the distribution of such rights, options or warrants.

Any increase made under this clause (2), and for the purpose of the first bullet point under “—Conversion Upon Specified Corporate Events—Certain Distributions,” will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the ex-dividend date for such distribution. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so distributed, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such distribution had not occurred.

For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at a price per share price that is less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date of such issuance, and in determining the aggregate price payable to exercise such rights, options or warrants, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below;

•	regular cash dividends that do not exceed the dividend threshold amount (as defined below) in effect on the ex-dividend date for such regular cash dividend; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply,

•	then the conversion rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 – FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, or if any rights, options or warrants are not exercised before their expiration date, the conversion rate shall be readjusted to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the record date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of ours, and such capital stock or equity interest is, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of the spin-off;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date of the spin-off;

FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth above as if references therein to our common stock were instead to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such spin-off. Notwithstanding the foregoing, (i) if the conversion settlement date for a note whose conversion is to be settled pursuant to cash settlement or combination settlement occurs on or before the last trading day in the valuation period and any trading day in the observation period for such note occurs on any trading day within the valuation period, then, solely for purposes of determining the consideration due upon such conversion, the valuation period shall be deemed to be the period from, and including, the ex-dividend date of the spin-off to, and including, the last trading day in such observation period; and (ii) if the conversion settlement day for a note whose conversion is to be settled pursuant to physical settlement occurs on or before the last trading day in the valuation period and the conversion date for such note occurs on any trading day within the valuation period, then, solely for purposes of determining the consideration due upon such conversion, the valuation period shall be deemed to be the period from, and including, the ex-dividend date of the spin off to, and including, such conversion date.

(4)	If we pay any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 – C

where,

CR0	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share we distributed pursuant to such dividend or distribution.

Any increase to the conversion rate made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be readjusted, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the record date for such cash dividend or distribution.

(5)	If we make or any of our subsidiaries makes a payment in respect of a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date (such last date, the “expiration date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the expiration date;

CR1 =	the conversion rate in effect immediately after the close of business on the expiration date;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased or exchanged in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the time (the “expiration time”) such tender or exchange offer expires (prior to giving effect to the purchase or exchange of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to the purchase or exchange of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period (the “averaging period”) commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under this clause (5) will be given effect immediately after the close of business on the expiration date. Notwithstanding the foregoing, (i) if the conversion settlement date for a note whose conversion is to be settled pursuant to cash settlement or combination settlement occurs on or before the last trading day in the averaging period and any trading day in the observation period for such note occurs on any trading day within the averaging period, then, solely for purposes of determining the consideration due upon such conversion, the averaging period shall be deemed to be the period from, and including, the trading day next succeeding the expiration date to, and including, the last trading day in such observation period; and (ii) if the conversion settlement day for a note whose conversion is to be settled pursuant to physical settlement occurs on or before the last trading day in the averaging period and the conversion date for such note occurs on any trading day within the averaging period, then, solely for purposes of determining the consideration due upon such conversion, the averaging period shall be deemed to be the period from, and including, the trading day next succeeding the expiration date to, and including, such conversion date (or, if such conversion date is not a trading day, the immediately preceding trading day).

Notwithstanding the foregoing, if, in the case of any conversion of a note to which combination settlement applies, on any trading day during the observation period for such note, shares of our common stock are deliverable as part of the daily settlement amount for such trading day, and:

•	the record date for any issuance, dividend or distribution, the effective date for any share split or combination or the expiration date for any tender or exchange offer by us that, in each case, would require an adjustment to the conversion rate under clauses (1) through (5) above occurs prior to our delivery of such shares of our common stock to the converting holder;

•	the applicable conversion rate for such trading day will not reflect such adjustment; and

•	the shares that we will deliver to the converting holder with respect of such trading day are not entitled to participate in the relevant event (because the converting holder is not treated as the record holder of such shares on the related record date, effective date, expiration date or otherwise), then we will adjust the number of shares that we deliver to such holder as part of the daily settlement amount for such trading day in a manner that, in our good faith, reasonable judgment, appropriately reflects the relevant distribution, transaction or event.

In addition, notwithstanding the foregoing, in respect of any physical settlement, if any adjustment to the conversion rate described in clauses (1) through (5) above becomes effective on any ex-dividend date and a holder that has converted its notes would:

•	receive shares of our common stock based on the conversion rate as so adjusted; and

•	be a record holder of such shares of our common stock on the record date for the dividend, distribution or other event giving rise to the adjustment,

then, in lieu of receiving shares of our common stock at such adjusted conversion rate, such holder shall receive a number of shares of our common stock based on the unadjusted conversion rate and will participate in the related dividend, distribution or other event giving rise to the adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a share combination pursuant to clause (1) above or the reversal of an increase to the conversion rate where the relevant event did not occur, as expressly specified in the indenture).

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means, with respect to a share split or share combination, the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting such share split or share combination, as applicable.

Subject to the applicable listing standards of The NASDAQ Global Select Market, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or committee thereof determines that such increase would be in our best interest. Subject to the applicable listing standards of The NASDAQ Global Select Market, we may also (but are not required to) increase the conversion rate to avoid or dimish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations.” Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if withholding taxes (including backup withholding taxes) are paid on behalf of a holder, those withholding taxes may be set off against payments of cash or common stock, if any, payable on the notes (or, in some circumstances, against any payments on our common stock).

We currently do not have a stockholder rights plan. If we have a rights plan in effect upon conversion of the notes, you will also receive, to the extent, if at all, you receive any shares of common stock upon such conversion, rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, other assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	upon the repurchase of any shares of our common stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described under clause (5) above;

•	solely for a change in the par value of our common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than a change only in par value, from par value to no par value or from no par value to par value, or changes resulting from a subdivision or combination of our common stock),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, or

•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, or represent solely the right to receive, stock, other securities, other property or assets (including cash or any combination thereof) (such stock, other securities, other property or assets, the “reference property,” and the amount and kind of reference property that a holder of one share of our common stock would be entitled to receive on account of such transaction, a “reference property unit”), then, notwithstanding anything to the contrary herein, at the effective time of the transaction, the consideration due upon conversion of any notes will be determined in the same manner as if each reference to any number of shares of our common stock in this section titled “—Conversion Rights” were instead a reference to the same number of reference property units.

For these purposes, the daily VWAP or last reported sale price of any reference property unit or portion thereof that does not consist of a class of securities will be the fair value of such reference property unit or portion thereof, as applicable, determined in good faith by us (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the composition of the reference property unit will be deemed to be (i) the weighted average, per share of our common stock, of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received, per share of our common stock, by the holders of our common stock. If the holders receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall, for the avoidance of doubt, be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the composition of the reference property unit as soon as practicable after such determination is made.

The supplemental indenture providing that the notes will be convertible into reference property will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “—Conversion Rate Adjustments” above. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to repurchase their notes upon a fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” below, as the board of directors reasonably considers necessary by reason of the foregoing. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “stock price” for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period when such last reported sale prices, daily VWAPs, daily conversion values or daily settlement amounts are to be calculated.

Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change

If the “effective date” (as defined below) of a “make-whole fundamental change” (as defined below) occurs prior to the maturity date of the notes and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change defined below in “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” after giving effect to any exceptions or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if (A) for conversion dates prior to December 15, 2018, the applicable conversion date occurs during the period when the notes are convertible on account of such make-whole fundamental change pursuant to the provisions described above under the caption “—Conversion Upon Specified Corporate Events—Certain Corporate Events” and (B) for conversion dates on or after December 15, 2018, if the applicable conversion date occurs during the period from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will satisfy our conversion obligation as described under “—Settlement Upon Conversion” based on the conversion rate as increased to reflect the additional shares pursuant to the table set forth below. However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders (with a copy to the trustee) and issue a press release announcing such effective date no later than the effective date of any make-whole fundamental change.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock price
Effective date	$	$	$	$	$	$	$	$	$	$	$
June , 2014
June 15, 2015
June 15, 2016
June 15, 2017
June 15, 2018
June 15, 2019

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365- or 366-day year, as applicable.

•	If the stock price is greater than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•	If the stock price is less than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate be increased pursuant to the provisions described above to exceed              shares of common stock per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time prior to the maturity date, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 business days following the date of our fundamental change notice as described below or, if we fail to specify a fundamental change repurchase date, the 35th business day following the date of our fundamental change notice.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay, on such interest payment date, the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) Exchange Act, other than us, our subsidiaries and our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2)	the consummation of (A) any recapitalization, reclassification or change of our common stock (other than a change only in par value, from par value to no par value or from no par value to par value, or changes resulting from a subdivision or combination of our common stock) as a result of which our common stock would be converted into, or exchanged for, or represent solely the right to receive, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into, or exchanged for, or represent solely the right to receive, stock, other securities, other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction “beneficially own,” directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3)	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4)	our common stock (or other reference property) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders (excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights) in connection with such transaction or transactions consists of shares of common stock (or other common equity interests or depositary receipts, or similar certificates, representing common equity interests ) that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions the notes become convertible (assuming physical settlement) into such consideration, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Conversion Rights—Settlement Upon Conversion”).

For the purposes of this definition of “fundamental change,” any transaction or event that constitutes a fundamental change under both clause (1) and clause (2) above will be deemed to constitute a fundamental change solely under clause (2) of this definition of “fundamental change.”

Promptly following the occurrence of a fundamental change, we will provide to all holders of the notes, the conversion agent, the trustee and the paying agent a written notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the effective date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and, if applicable, any adjustments to the conversion rate resulting from such fundamental change;

•	that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

To exercise the fundamental change repurchase right in the case of notes in certificated form, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the certificated notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, such repurchase notice must comply with appropriate DTC procedures.

Holders may withdraw any repurchase notice (in whole or in part), in the case of notes in certificated form, by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes, which must be $1,000 aggregate principal amount or an integral multiple thereof;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice, which must be $1,000 aggregate principal amount or an integral multiple thereof.

If the notes are not in certificated form, such notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the notes submitted for repurchase and not withdrawn on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes,

in each case, so as to permit the rights and obligations as described under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased by us on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

We will not be required to make an offer to purchase the notes upon a fundamental change if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements therefor in the indenture and such third party purchases all notes properly tendered and not validly withdrawn under its offer in the same manner as we would have been required to pursuant to the indenture.

To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to our obligations to purchase the notes upon a fundamental change, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under such provisions of the indenture by virtue of such conflict.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. Furthermore, holders may not be entitled to require us to repurchase their notes upon a fundamental change or entitled to an increase in the conversion rate upon conversion as described under “Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” in circumstances involving a significant change in the composition of our board, unless such change is in connection with a fundamental change or make-whole fundamental change as described herein.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of the consolidated assets of us and our subsidiaries, taken as a whole. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, conveyance, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes and this Offering—We may not have the ability to raise the funds necessary to settle conversions of the notes in cash or to repurchase the notes for cash upon a fundamental change, and our future debt may contain limitations on our ability to repurchase of the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with similar change-in-control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture provides that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture and (iii) we have delivered an officers’ certificate and an opinion of counsel to the trustee providing that such merger, consolidation, sale, conveyance, transfer or lease and supplemental indenture (if any) comply with the indenture and an opinion of counsel stating that the notes and the indenture are valid and binding obligations of such surviving or transferee person. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture, except in the case of any such lease.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default with respect to the notes:

(1)	default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal of any note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)	our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of five days;

(4)	our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” or notice of a specified corporate transaction as described under “—Conversion Upon Specified Corporate Events,” in each case when due;

(5)	our failure to comply with our obligations under “Consolidation, Merger and Sale of Assets”;

(6)	our failure for 60 days after written notice from the trustee to us, or to us and the trustee by the holders of at least 25% in principal amount of the notes then outstanding, has been received to comply with any of our other agreements contained in the notes or indenture;

(7)	default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed (other than non-recourse debt of a subsidiary) in excess of $20.0 million (or its foreign currency equivalent) in the aggregate, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and such acceleration shall not have been rescinded or annulled or such failure to pay shall not have been cured, as the case may be, within 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in principal amount of the notes then outstanding; and

(8)	certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act).

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by written notice to us and the trustee, may, and the trustee at the written request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. However, in case of certain events of bankruptcy, insolvency or reorganization, involving us (and not solely with respect to one or more of our significant subsidiaries), 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to our failure to comply with our obligations as set forth under “—Reports” below, or to any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act (such obligations and requirements being referred to as our “reporting obligations”), will, for the first 365 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day during the first 180 days after the occurrence of such an event of default and at a rate equal to 0.50% per annum of the principal amount of the notes outstanding from the 181st day through, and including, the 365th day following the occurrence of such an event of default during which such event of default is continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 365th day after such event of default (if the event of default relating to such reporting obligations or is not cured or waived prior to such 365th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with such reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of the notes, the trustee and the paying agent of such election in writing prior to the beginning of such 365-day period. Upon our failure to timely give such written notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion, default arising from failure to repurchase any notes when required pursuant to the terms of the indenture or any other provision of the indenture that requires the consent of each affected holder to amend) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

The trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes have made a written request to the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers vested in it by the indenture to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it against any loss, liability or expense caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is actually known to a responsible officer of the trustee, the trustee must send to each holder notice of the default within 90 days after it receives notice thereof. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposing to take in respect thereof.

Payments of the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority of the aggregate principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions of the indenture or the notes may be waived with the consent of the holders of a majority of the aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the amount of notes whose holders must consent to an amendment or waiver;

(2)	reduce the rate of or extend the stated time for payment of interest on any note;

(3)	reduce the principal of or extend the stated maturity of any note;

(4)	make any change that adversely affects the conversion rights of any notes;

(5)	reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to offer to repurchase and repurchase the notes, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note payable in money, or at a place of payment, other than that stated in the note;

(7)	change the ranking of the notes;

(8)	impair the right of any holder to receive payment of principal and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(9)	make any change in the amendment provisions of the indenture or the notes that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may supplement or amend the indenture or the notes to:

(1)	cure any ambiguity, omission, defect or inconsistency that does not adversely affect any holder of the notes, or to eliminate any conflict with the terms of the Trust Indenture Act;

(2)	provide for the assumption by a successor corporation of our obligations under the indenture and the notes pursuant to the provisions of the indenture relating to consolidations, mergers and sales of assets;

(3)	add guarantees with respect to the notes;

(4)	secure the notes;

(5)	add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(6)	make any change that does not adversely affect the rights of any holder;

(7)	increase the conversion rate as provided in the indenture;

(8)	provide for the issuance of additional notes solely in accordance with the limitations set forth in the indenture;

(9)	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(10)	provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

(11)	irrevocably elect a settlement method or a specified dollar amount;

(12)	comply with the applicable procedures of the depository; or

(13)	conform the provisions of the indenture to any provision of the “Description of Notes” contained in the preliminary prospectus supplement, as supplemented by the issuer free writing prospectus, related to the offering of the notes, as evidenced by an officers’ certificate.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, any fundamental change repurchase date, upon conversion or otherwise, cash (or, solely to satisfy outstanding conversions, cash and/or shares of common stock, as applicable) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, the daily VWAPs, the daily conversion values, the daily settlement amounts, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the written request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports or portions thereof, subject to confidential treatment and any correspondence with the SEC) must be filed by us with the trustee within 15 days after the date the same are required to be filed with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR, it being understood that the trustee shall not be responsible for determining whether such filings have been made.

Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the indenture (as to which the trustee is entitled to rely exclusively on officers’ certificates).

Trustee

Wilmington Trust, National Association, is the trustee, security registrar, paying agent and conversion agent. Wilmington Trust, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Wilmington Trust, National Association, and/or its affiliates may in the future engage in, banking and other commercial dealings with us in the ordinary course of business.

Governing Law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York. The indenture further provides that we and Wilmington Trust, National Association, as trustee, waive any right to a trial by jury in any claim, controversy or dispute arising under or related to the indenture, the notes or the transactions contemplated thereby, to the fullest extent permitted by law.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as adopted by the State of New York; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the paying agent to DTC’s nominee as the registered holder of the global note. Neither we nor the paying agent will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Unless we and the applicable beneficial owner of the notes otherwise agree, notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

DESCRIPTION OF CAPPED CALL TRANSACTIONS

In connection with the pricing of the notes, we expect to enter into capped call transactions with one or more of the underwriters (or their respective affiliates) (the “option counterparties”). The capped call transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, a portion of the number of shares of our common stock underlying the notes.

We intend to use a portion of the net proceeds from this offering to pay the cost of the capped call transactions. If the underwriter exercises its option to purchase additional notes, we may enter into additional capped call transactions with the option counterparties.

The capped call transactions are expected generally to reduce the potential dilution to our common stock and/or offset potential cash payments we are required to make in excess of the principal amount upon conversion of the notes in the event that the market price per share of our common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions, which initially corresponds to the conversion price of the notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the notes, with such reduction and/or offset subject to a cap in the event that the market price per share of our common stock, as measured under the terms of the capped call transactions, is greater than the cap price of the capped call transactions, which is subject to adjustment.

We will not be required to make any cash payments to the option counterparties or their respective affiliates upon the exercise of the options that are a part of the capped call transactions, but we will be entitled to receive from them a number of shares of our common stock and/or an amount of cash generally based on the amount by which the market price per share of our common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions during the relevant valuation period under the capped call transactions, with such number of shares of our common stock and amounts of cash, if any, subject to a cap.

The capped call transactions are separate transactions entered into by us with the option counterparties, are not part of the terms of the notes and will not change the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transactions.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with these capped call transactions, see “Underwriting—Capped Call Transactions” and “Risk Factors—Risks Related to the Notes and this Offering—The capped call transactions may affect the value of the notes and our common stock.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations of the purchase, ownership and disposition of notes and the shares of our common stock into which the notes may be converted. This summary is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative rulings and judicial decisions, all in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary addresses only a note or common stock held as a capital asset by a beneficial owner who purchased the note on original issuance at its “issue price” (the first price at which a substantial portion of the notes is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

This discussion does not describe all of the U.S. federal income tax consequences (such as the potential application of the Medicare contribution tax, alternative minimum tax consequences, if any, any state, local or non-U.S. tax consequences or any U.S. estate, generation-skipping or gift tax consequences) that may be relevant to a holder in light of its personal circumstances or particular situations or to holders subject to special rules, such as:

•	banks and financial institutions;

•	insurance companies;

•	dealers in securities or currencies and certain traders in securities;

•	persons holding the notes or our common stock as part of a “straddle,” “hedge,” “conversion” or similar transaction;

•	persons deemed to sell the notes or common stock under the constructive sale provisions of the Code;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	certain former citizens or residents of the United States;

•	tax-exempt organizations;

•	entities treated as partnerships for U.S. federal income tax purposes; and

•	individuals present in the United States for 183 days or more in the taxable year of disposition of the notes or common stock who are not otherwise U.S. Holders.

The U.S. federal income tax treatment of a partner in an entity classified as a partnership for U.S. federal income tax purposes that holds the notes or common stock generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their tax advisors.

Persons considering the purchase of the notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any other federal tax consequences or tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note or shares of our common stock received upon conversion of the notes who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) the administration of the trust is subject to the primary supervision of a court in the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Interest Payments

It is expected, and therefore this discussion assumes, that the notes will be issued with less than a de minimis amount of original issue discount for U.S. federal income tax purposes. In such case, stated interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of a Note, including a Conversion Solely Into Cash

Except as provided below under “Conversion of Notes into Combination of Cash and Common Stock,” upon a sale, exchange, redemption or other taxable disposition of a note (including a conversion solely into cash), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference, if any, between the amount realized (excluding amounts attributable to accrued but unpaid interest, which will be taxable to a U.S. Holder as ordinary interest income to the extent not previously included in income) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis generally will equal the amount that the U.S. Holder paid for the note. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the note is more than one year at the time of disposition. Long-term capital gain of non-corporate taxpayers is generally subject to a reduced rate of U.S. federal income tax. A U.S. Holder’s ability to offset ordinary income with capital losses is subject to limitations.

Conversion of Notes Solely into Common Stock

A U.S. Holder will not recognize any income, gain or loss on the conversion of notes solely into shares of common stock except to the extent of cash received in lieu of a fractional share of common stock and except to the extent of amounts attributable to accrued but unpaid interest, which will be taxable to a U.S. Holder as ordinary interest income to the extent not already included in income. The amount of gain or loss on the deemed sale of such fractional share will be equal to the difference between the amount of cash a U.S. Holder receives in respect of such fractional share and the portion of its tax basis in its note that is allocable to the fractional share. Any such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss, if at the time of the conversion, the note has been held for more than one year. The tax basis of the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the note that was converted, reduced by the portion of the tax basis that is allocable to any fractional share. A U.S. Holder’s holding period for shares of common stock will include the period during which a U.S. Holder held the notes, except that the holding period for any shares received with respect to accrued interest will commence on the day after the date of receipt.

Conversion of Notes into Combination of Cash and Common Stock

The tax treatment of a U.S. Holder’s conversion of a note into cash and common stock is not entirely clear. If we satisfy the conversion obligation for a combination of cash and common stock, the U.S. federal income tax treatment will depend upon whether the conversion is characterized as a recapitalization or as in part a conversion and in part a redemption of a note. If a conversion constitutes a recapitalization, gain, but not loss, will be recognized equal to the excess of the fair market value of our common stock and cash received (other than amounts attributable to accrued but unpaid interest, which will be taxable to a U.S. Holder as ordinary interest income to the extent not already included in income) over its adjusted basis in the note, but in no event should the gain recognized exceed the amount of cash received (other than cash in lieu of a fractional share or cash attributable to accrued interest). Based on the facts and circumstances at the time of the conversion, the cash a U.S. Holder receives could be treated as a dividend with respect to the common stock it receives upon conversion if the exchange has the effect of a distribution of a dividend.

The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash a U.S. Holder receives in respect of the fractional share and the portion of the U.S. Holder’s adjusted tax basis in the note that is allocable to the fractional share (taking into account the basis adjustment described below). Any gain or loss recognized on conversion generally would be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year.

A U.S. Holder’s tax basis for shares of common stock received upon a conversion (including any fractional share deemed to be received but excluding any common stock attributable to accrued but unpaid interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued but unpaid interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. Holder’s holding period for shares of common stock will include the period during which it held the notes (except that the holding period of any common stock received with respect to accrued but unpaid interest will commence on the day after the date of receipt).

If conversion of the notes is instead treated as in part a conversion into common stock and in part a payment in redemption of the notes, a U.S. Holder would not recognize any taxable gain or loss with respect to the portion of the notes considered to be converted into common stock, as described above in “—Conversion of Notes Solely into Common Stock.” The U.S. federal income tax treatment to a U.S. Holder with respect to cash received in lieu of a fractional share, its tax basis in the common stock received, and its holding period for the common stock received will be as described above in “—Conversion of Notes Solely into Common Stock.” The cash received with respect to the portion of the notes considered to be redeemed would likely be treated as received in redemption of such portion. In that event, a U.S. Holder would generally recognize gain or loss as described above in “—Sale, Exchange, Redemption or Other Taxable Disposition of a Note, including a Conversion Solely Into Cash.”

If a combination of cash and common stock is received by a U.S. Holder upon conversion of a note, we intend to take the position, to the extent that we are required to do so, that the notes are securities for U.S. federal income tax purposes and that the conversion should be treated as a recapitalization. A U.S. Holder should consult its tax advisors regarding the tax treatment of the receipt of cash and common stock in exchange for notes upon conversion and the ownership of our common stock.

Constructive Dividends

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the U.S. Holder for U.S. federal income tax purposes even though no cash or property is received. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not result in a deemed distribution to a U.S. Holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. Holder will be deemed to have received a distribution even though the U.S. Holder has not received any cash or property as a result of such conversion rate adjustment. In addition, an adjustment to the conversion rate in connection with a make-whole fundamental change may be treated as a deemed distribution. Any deemed distribution will be taxable as a dividend, return of capital or capital gain to the extent thereof as described below under “—Taxation of Distributions on Common Stock.” However, it is unclear whether a constructive dividend deemed paid to a non-corporate U.S. Holder would be eligible for the lower applicable long-term capital gains rates as described below under “—Taxation of Distributions on Common Stock.” It is also unclear whether corporate holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends. Generally, a U.S. Holder’s adjusted tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. U.S. Holders should consult their tax advisors on the impact a constructive distribution may have on their holding period in the notes.

Taxation of Distributions on Common Stock

Distributions paid on our common stock received upon conversion of a note, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the U.S. Holder. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by a corporate U.S. Holder may qualify for a dividends-received deduction. Dividends received by certain non-corporate U.S. holders (including individuals) are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied.

Sale, Certain Redemptions or Other Taxable Dispositions of Common Stock

Gain or loss realized by a U.S. Holder on the sale, certain redemptions or other taxable disposition of our common stock received upon conversion of a note will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the U.S. Holder’s adjusted tax basis in the common stock disposed of and the amount realized on the disposition. Long-term capital gains of U.S. Holders who are individuals may qualify for preferential rates of taxation. The deductibility of capital losses is subject to limitations.

Possible Effect of the Change in Conversion Consideration after a Change in Control

In certain situations, the notes may become convertible into shares of an acquirer. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange of the notes to a U.S. Holder and the modified notes could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note or our common stock that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

Non-U.S. Holders are urged to consult their tax advisors to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Interest Payments

Subject to the discussion below under “Foreign Account Tax Compliance Act” and “Information Reporting and Backup Withholding,” all interest payments on the notes made to a Non-U.S. Holder will be exempt from U.S. federal income and withholding tax, provided that:

•	the Non-U.S. Holder (i) does not own, actually or constructively (pursuant to the conversion feature or otherwise), 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and (iii) is not a bank receiving certain types of interest;

•	the certification requirement described below has been satisfied with respect to the Non-U.S. Holder; and

•	such payments are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States.

The certification requirement referred to above will be satisfied if the beneficial owner of a note certifies on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or in either case suitable successor form), under penalties of perjury, that it is not a United States person and provides its name and address. If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest payments on the note are effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, are attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States), the Non-U.S. Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or suitable successor form) in order to claim an exemption from withholding tax. These Non-U.S. Holders should consult their tax advisors with respect to other tax consequences of the ownership of the notes, including the possible imposition of a branch profits tax at 30% (or at a reduced rate under an applicable tax treaty) for corporate Non-U.S. Holders.

Sale or Other Disposition of the Notes, Including a Conversion

Subject to the discussion below under “Foreign Account Tax Compliance Act” and “Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized upon a sale or other disposition of a note (including upon conversion solely into cash or into a combination of cash and common stock), unless (a) such gain is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), or (b) we are or have been a U.S. real property holding corporation for U.S.

federal income tax purposes at any time within the shorter of the five-year period preceding such sale or other disposition and the period during which you held the notes. We believe that we are currently not a U.S. real property holding corporation and do not anticipate becoming one in the future.

Except to the extent provided by an applicable income tax treaty, gain that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, if you are a corporation, may also be subject to a 30% branch profits tax unless reduced or exempted by an applicable income tax treaty). To claim the benefit of an applicable income tax treaty, a Non-U.S. Holder must timely provide the appropriate and properly executed IRS form.

A Non-U.S. Holder will not be subject to U.S. federal income tax upon a conversion of notes solely into common stock except to the extent of cash received in lieu of a fractional share of common stock, which will be subject to U.S. federal income tax to the extent described in the two preceding paragraphs as a general matter and to the extent of cash or common stock received that is attributable to accrued but unpaid interest, which will be taxable as described in the paragraph below.

Any cash or common stock that a Non-U.S. Holder receives on the sale or other disposition of a note (including upon conversion solely into cash, solely into common stock or into a combination of cash and common stock) that is attributable to accrued but unpaid interest will be subject to the rules for interest as described above under “—Interest Payments” above.

Constructive Dividends

Subject to the discussion below under “Common Stock” regarding constructive dividends effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the U.S., if a Non-U.S. Holder were deemed to have received a constructive dividend (see “—Tax Consequences to U.S. Holders—Constructive Dividends” above), the Non-U.S. Holder generally will be subject to withholding tax at a 30% rate, subject to reduction by an applicable tax treaty, on the taxable amount of the dividend. To claim the benefit of a tax treaty, a Non-U.S. Holder must comply with all certification requirements necessary to qualify for treaty benefits. Because a constructive dividend deemed received by a Non-U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if withholding taxes are paid on behalf of a non- U.S. holder, those withholding taxes may be withheld from payments of cash or common stock payable on the notes (or, in certain circumstances, from any payments on our common stock). Under proposed regulations relating to certain “dividend equivalent” payments, an adjustment to the conversion rate of the notes as a result of a dividend on our common stock may be subject to withholding tax at a different time or in a different amount than the withholding tax otherwise imposed on dividends and constructive dividends. In Notice 2014-14, the Treasury Department and the IRS stated their intent to limit the application of the proposed regulations to instruments issued on or after 90 days after the date of publication of the final regulations. Accordingly, it is not expected that the proposed regulations would apply to the notes except possibly in circumstances where the notes are treated as “significantly modified” on or after such date.

Common Stock

Dividends paid to a Non-U.S. Holder on our common stock generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or in either case suitable successor form) certifying its entitlement to benefits under a treaty. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

If a Non-U.S. Holder of our common stock is engaged in a trade or business in the United States, and if the dividends (or constructive dividends, see “Constructive Dividends” above) are effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, the Non-U.S. Holder maintains a permanent establishment within the United States and such dividend is attributable to such permanent establishment), the Non-U.S. Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), except that the Non-U.S.Holder will be required to comply with certain certification requirements in order to claim an exemption from withholding tax. These Non-U.S. Holders should consult their tax advisors with respect to other tax consequences of the ownership of our common stock, including the possible imposition of a branch profits tax at 30% (or at a reduced rate under an applicable tax treaty) for corporate Non-U.S. Holders.

A Non-U.S. Holder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale or other disposition of the common stock received upon a conversion of a note, unless:

•	the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, or

•	we are or have been a United States. real property holding corporation at any time within the shorter of the five year period preceding such sale, exchange or disposition and the period during which the Non-U.S. Holder held the common stock. We believe that we are currently not and do not expect to become a United States real property holding corporation for U S. federal income tax purposes.

If a Non-U.S. Holder of our common stock is engaged in a trade or business in the United States, and if the gain on the common stock is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States), the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above). These Non-U.S. Holders should consult their tax advisors with respect to other tax consequences of the disposition of the common stock, including the possible imposition of a branch profits tax at 30% (or at a reduced rate under an applicable tax treaty) for corporate Non-U.S. Holders.

Foreign Account Tax Compliance Act

Legislation enacted in 2010 (commonly referred to as “FATCA”) generally imposes a withholding tax of 30% on interest and dividends paid on, and the gross proceeds of a disposition of, debt obligations or stock in a U.S. corporation paid to (i) a foreign financial institution (“FFI”), whether as a beneficial owner or intermediary, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), or qualifies for an exemption from these rules, and (ii) a foreign entity that is not a financial institution (whether as a beneficial owner or intermediary for another foreign entity that is not a financial institution) unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity, or qualifies for an exemption from these rules. A person that receives payments through one or more FFIs may receive reduced payments as a result of FATCA withholding taxes if (i) any such FFI does not enter into such an agreement with the U.S. government and does not otherwise establish an exemption, or (ii) such person is (a) a “recalcitrant account holder” or (b) itself an FFI that fails to enter into such an agreement or establish an exemption. Foreign governments may enter into an agreement with the IRS to implement FATCA in a different manner.

The final Treasury regulations and recent administrative guidance provide that the FATCA withholding rules will apply to payments of dividends made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of stock on or after January 1, 2017. Such rules would not apply to debt securities such as the notes outstanding on July 1, 2014, unless the debt securities are treated as “significantly modified” on or after such date. Investors are encouraged to consult with their tax advisors regarding the implications of FATCA to their particular circumstances.

Information Reporting and Backup Withholding

U.S. Holders

Information reporting requirements generally will apply to payments of interest on the notes (including additional interest, if any), dividends on our common stock and the proceeds of a sale of a note or common stock paid to a U.S. Holder unless the U.S. Holder is an exempt recipient and, if requested, certifies as to that status.

Backup withholding generally will apply to those payments if the U.S. Holder fails to provide an appropriate certification with its correct taxpayer identification number or certification of exempt status. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Generally, the amount of interest (including additional interest, if any) paid on the notes and dividends paid on common stock to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to the Non-U.S. Holders. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in a country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of interest on a note or dividends on common stock, provided the statement described above in the last bullet point under “—Interest on the Notes” has been received. In addition, a Non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or common stock conducted within the United States or through certain U.S.-related financial intermediaries, unless the statement described above has been received, or the Non-U.S. Holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Wells Fargo Securities, LLC
Blackstone Advisory Partners L.P.
Piper Jaffray & Co.
Canaccord Genuity Inc.
Wedbush Securities Inc.

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes at a price of     % of the principal amount of notes, plus accrued interest from the original issue date of the notes, if any, and to dealers at that price less a concession not in excess of     % of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional notes.

	Per Note		Without Option	With Option
Public offering price		%	$	$
Underwriting discount		%	$	$
Proceeds, before expenses, to us		%	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $         and are payable by us.

Over-allotment option

We have granted an option to the underwriters to purchase up to an additional $18,750,000 principal amount of the notes at the public offering price, less the underwriting discount, solely to cover over-allotments, if any. The underwriters may exercise this option for 13 days from the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase an additional principal amount of the notes proportionate to that underwriter’s initial amount reflected in the above table.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Nasdaq Global Select Market Listing

Our shares are listed on The NASDAQ Global Select Market under the symbol “REGI.”

The transfer agent and registrar for our common stock is Computershare Shareowner Services LLC.

No Sales of Similar Securities

We and our executive officers and directors have agreed, with certain limited exceptions, that we and they will not, for a period of 90 days after the date of this prospectus supplement, without first obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to any common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Notwithstanding the above, this lock-up provision will not apply to us with respect to, among other things, the grant of any warrant to any of the underwriters or their affiliates and transfers or sales of shares of common stock, each pursuant to the convertible note hedge and warrant transactions executed by us concurrently with the pricing of the notes. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Capped Call Transactions

In connection with the pricing of the notes, we expect to enter into capped call transactions with the option counterparties. The capped call transactions are expected to reduce potential dilution to our common stock and/or offset potential cash payments we are required to make in excess of the principal amount upon any conversion of notes, with such reduction and/or offset subject to a cap. If the underwriters exercise their option to purchase additional notes, we may enter into additional capped call transactions with the option counterparties.

In connection with establishing their initial hedge of the capped call transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge position by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during a period following any conversion of notes and during a valuation period prior to the maturity of the notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs around the time of any conversion of notes, it could affect the value of shares of our common stock you receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective in connection with these capped call transactions, see “Risk Factors—Risks Related to the Notes and this Offering—The capped call transactions may affect the value of the notes and our common stock” and “Description of Capped Call Transactions.”

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell the notes or shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional notes described above. The underwriters may close out any covered short position by either exercising their option to purchase additional notes or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of notes or shares of our common stock made by the underwriters in the open market to peg, fix or maintain the price of the notes or our common stock prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain of the underwriters or their respective affiliates will enter into the convertible note hedge and warrant transactions with us and will receive a portion of the net proceeds from this offering applied to those transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any notes being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any notes to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act.

Further, any equity shares issued on conversion of the notes must not be offered for sale in Australia in the period of 12 months after the date of issue of those equity shares except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes or equity shares must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of the notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus Supplement by reference from the Renewable Energy Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus supplement and the accompanying prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus supplement or the accompanying prospectus, and any references to this web site or any other web site are inactive textual references only.

PROSPECTUS

RENEWABLE ENERGY GROUP, INC.

$120,000,000

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Rights

4,700,000 Shares of Common Stock Offered by Selling Stockholders

We may, from time to time, offer and sell shares of common stock, shares of preferred stock, either separately or represented by depositary shares, debt securities, warrants or rights, either separately or in units, in one or more offerings. The debt securities, preferred stock and warrants may be convertible into or exercisable or exchangeable for common or preferred stock or debt securities. The rights may be exercisable for common or preferred stock. We will specify in the accompanying prospectus supplement more specific information about any such offering. The aggregate initial offering price of all securities sold under this prospectus will not exceed $120,000,000, including the U.S. dollar equivalent if the public offering of any such securities is denominated in one or more foreign currencies, foreign currency units or composite currencies.

In addition, certain of our stockholders may, from time to time, offer and sell up to an aggregate of 4,700,000 shares of our common stock in one or more offerings. We will specify in the accompanying prospectus supplement more specific information about any such offering, the identity of any selling stockholders and the number of shares that each selling stockholder will be selling. Unless otherwise stated in the applicable prospectus supplement, we will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

We or the selling stockholders may offer these securities for sale directly to investors or through underwriters, dealers or agents. We will set forth the names of any underwriters, dealers or agents and their compensation in the accompanying prospectus supplement.

This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.

Our common stock is traded on The NASDAQ Global Market under the symbol “REGI.” On January 24, 2013, the last reported sale price of our common stock on The NASDAQ Global Market was $6.39 per share.

Investing in our securities involves risks. See the section entitled “Risk Factors” in the accompanying prospectus supplement and in the documents we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 10, 2013

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may, from time to time, offer and sell shares of common stock, shares of preferred stock, either separately or represented by depositary shares, debt securities, warrants or rights, either separately or in units, in one or more offerings with a maximum aggregate offering price of $120,000,000. In addition, certain of our stockholders may, from time to time, offer and sell up to an aggregate of 4,700,000 shares of our common stock in one or more offerings.

This prospectus provides you with a general description of the securities we and the selling stockholders may offer. Each time we or the selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the offered securities, including, if applicable, the identity of any selling stockholders and the number of shares that each selling stockholder will be selling. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before making your investment decision.

Unless the context otherwise requires, references in this prospectus and the accompanying prospectus supplement to “REG,” “we,” “us” and “our” refer to Renewable Energy Group, Inc. and its subsidiaries.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement relating to a particular offering will contain a discussion of risks applicable to an investment in the securities offered. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus.

RENEWABLE ENERGY GROUP, INC.

We are the largest producer of biodiesel in the United States. We participate in each aspect of biodiesel production, from acquiring feedstock, managing construction and operating biodiesel production facilities, to marketing, selling and distributing biodiesel and its co-products. We primarily produce our biodiesel from a wide variety of lower cost feedstocks, including inedible animal fat, used cooking oil and inedible corn oil. We also produce a smaller portion of our biodiesel from higher cost virgin vegetable oils. Renewable Energy Group, Inc. was incorporated in Delaware in April 2009. Our principal executive offices are located at 416 South Bell Avenue, Ames, Iowa, 50010, and our telephone number is (515) 239-8000. Our Web site is located at www.REGI.com. We have not incorporated by reference into this prospectus the information on our Web site, and you should not consider it to be a part of this document.

FORWARD-LOOKING STATEMENTS

When used in this prospectus, the words “expects,” “believes,” “anticipates,” “estimates,” “may,” “could,” “intends,” and similar expressions are intended to identify forward-looking statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We will discuss many of these risks and uncertainties in greater detail in any prospectus supplement under the heading “Risk Factors.” Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in the documents we incorporate by reference into this prospectus.

These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

USE OF PROCEEDS

Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes. General corporate purposes may include additions to working capital, financing of capital expenditures, repayment or redemption of existing indebtedness, and future acquisitions and strategic investment opportunities. Pending the application of net proceeds, we expect to invest the net proceeds in investment grade, interest-bearing securities. Unless otherwise stated in the applicable prospectus supplement, we will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

FINANCIAL RATIOS

The following table sets forth our ratio of earnings to fixed charges and the ratio of our earnings to combined fixed charges and preferred stock dividends for each of the periods presented. The extent to which earnings were insufficient to cover fixed charges is shown below. Amounts shown are in thousands.

	Year Ended December 31,					Nine Months Ended September 30, 2012
	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges(1)(2)	27.0	—	—	—	9.3	4.6
Deficiency of earnings available to cover fixed charges	N/A	$24,789	$22,403	$24,710	N/A	N/A

(1)	Fixed charges. The term “fixed charges” means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries.

Earnings. The term “earnings” is the amount resulting from adding and subtracting the following items. Add the following: (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (b) fixed charges; (c) amortization of capitalized interest; (d) distributed income of equity investees; and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. From the total of the added items, subtract the following: (a) interest capitalized; (b) preference security dividend requirements of consolidated subsidiaries; and (c) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Equity investees are investments that we account for using the equity method of accounting.

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges as defined above, respectively.

(2)	Our net losses were insufficient to cover fixed charges in the years ended 2008, 2009, and 2010. Because of these deficiencies, the ratio information is not applicable.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 310,000,000 shares, all with a par value of $.0001 per share, which includes:

•	300,000,000 shares of common stock, par value $.0001 per share, and

•	10,000,000 shares of preferred stock, par value $.0001 per share, including 3,000,000 shares of series B preferred stock, par value $.0001 per share.

As of February 20, 2013, there were 30,624,713 shares of common stock outstanding held by 2,112 stockholders of record, and 2,995,066 shares of series B preferred stock held by 1,237 stockholders of record.

Common Stock

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Common stockholders are not be entitled to cumulative voting in the election of directors by our certificate of incorporation. This means that the holders of a majority of the shares voted will be able to elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, including the series B preferred stock described below, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our Board of Directors may determine from time to time.

Upon our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preferences of our series B preferred stock and any other series of capital stock ranking senior to the common stock upon liquidation. In addition, in certain circumstances the holders of our series B preferred stock will share ratably in the proceeds of liquidation with the holders of our common stock on an as-converted basis as described in “—Series B Preferred Stock—Liquidation Preference” below. Holders of common stock have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued under this prospectus, when they are paid for, will be fully paid and nonassessable.

Series B Preferred Stock

General

The series B preferred stock is a single series of preferred stock consisting of 3,000,000 shares. There are no sinking fund provisions applicable to our series B preferred stock. Holders of the series B preferred stock have no preemptive rights.

Ranking

As described more fully below, the series B preferred stock ranks senior with respect to liquidation preference and dividend rights to any “Junior Stock,” which means the common stock and any other class or series of stock that we may issue that has terms that provide that such class or series ranks junior to the series B preferred stock.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, a holder of series B preferred stock will be entitled to be paid, before any distribution or payment may be made to any holders of Junior Stock, an amount per share of series B preferred stock, which we refer to as the Liquidation Preference, equal to the sum of the stated value of a share of series B preferred stock of $25.00, which we refer to as the Stated Value, plus the amount of any accumulated and unpaid dividends, whether or not declared, to, but excluding, the date of payment.

If the Liquidation Preference has been paid in full to all holders of the series B preferred stock and the corresponding amounts payable with respect to any other stock of ours ranking equally with the series B preferred stock as to such distribution have been paid in full, the holders of our Junior Stock will be entitled to receive all remaining assets of ours (or proceeds thereof) according to their respective rights and preferences; provided that if the amount of such assets or proceeds to be distributed with respect to a number of shares of common stock into which one share of series B preferred stock would then be convertible exceeds the Liquidation Preference, then holders of our series B preferred stock will be entitled to receive, for each share of series B preferred stock, an additional amount so that a holder of one share of series B preferred stock receives the same amount as will be received by the holders of a number of shares of common stock into which one share of series B preferred stock would then be convertible.

Dividends

Holders of the series B preferred stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for payment, cumulative dividends on each outstanding share of series B preferred stock at the annual rate of 4.50% of the Stated Value. The dividend rate is currently equivalent to $1.125 per share annually. Dividends are payable semi-annually in arrears on June 30 and December 30 of each year. We may, at our option, defer a regularly scheduled dividend payment and instead pay accumulated and unpaid dividends on the following dividend payment date. We may only defer two such dividend payments and may not defer consecutive dividend payments.

If the product of the dividends declared in respect of one share of common stock during any semi-annual dividend period and the number of shares of common stock into which one share of series B preferred stock would then be convertible, which we refer to as the as-converted dividend amount, exceeds the amount of the dividends payable for such period computed at the 4.50% annual rate, then the amount of dividends payable on one share of series B preferred stock for that period will instead be the as-converted dividend amount. Unless all accumulated and unpaid dividends on the series B preferred stock are paid in full, we may not pay any dividends or distributions on the common stock or any other Junior Stock, and we may not, subject to certain exceptions, repurchase any shares of common stock or any other Junior Stock.

We may pay any dividend in cash, by delivering shares of common stock, or through any combination of cash and shares of common stock. If we elect to make any such payment by delivering shares of common stock, those shares will be valued at the average of the daily volume weighted average price of the common stock on each of the ten consecutive trading days ending on the trading day immediately preceding the record date for that dividend.

Redemption and repurchase

Except as set forth below, we may not redeem the series B preferred stock prior to January 14, 2014, which we refer to as the Initial Optional Redemption Date. On or after the Initial Optional Redemption Date, the series B preferred stock may be redeemed at our option, in whole or in part, for cash at a price per share equal to the Stated Value, plus any accumulated and unpaid dividends, which we refer to as the Redemption Price. If a change of control transaction occurs any time before the Initial Optional Redemption Date, then we may elect to redeem all, but not part, of the outstanding shares of series B preferred stock for cash at the Redemption Price plus a “make-whole” payment for each share of series B preferred stock equal to $2.25 less the amount of any dividends paid on such share since the original issuance date of the series B preferred stock.

If before March 31, 2015, we conduct an equity offering or offerings for cash that results in aggregate net proceeds in excess of $20.0 million, then, subject to our having legally available funds, we will offer to purchase or redeem the maximum number of shares of series B preferred stock at a price equal to the Stated Value plus the amount of any accumulated and unpaid dividends to, but excluding, the purchase date that may be purchased or redeemed using 25% of those net proceeds. Before the Initial Optional Redemption Date, we will use those net proceeds to offer to purchase, in a tender offer, series B preferred stock, and after the Initial Optional Redemption Date, we will use those net proceeds to redeem series B preferred stock.

On June 30, 2015, each holder of series B preferred stock will have the right to require us to redeem its shares at the Redemption Price, subject to our having legally available funds. If at any time dividends on any shares of series B preferred stock are unpaid as of a specific dividend payment date and the non-payment continues for a period of 30 days, then the holders of not less than 25% of the then-outstanding series B preferred stock may require us, subject to our having legally available funds, to redeem all outstanding shares of series B preferred stock at the Redemption Price.

Conversion

At any time, the holder of any shares of series B preferred stock has the right to convert such shares, together with accumulated and unpaid dividends (whether or not declared) into two shares of common stock. The conversion rate is subject to adjustment from time to time if any of the following events occur: the issuance of common stock as a dividend, a distribution of common stock, certain subdivisions and combinations of common stock, the issuance to holders of common stock of certain rights or warrants to purchase common stock, certain dividends or distributions of capital stock, evidences of indebtedness, other assets or cash to holders of common stock, or, under certain circumstances, a payment we make in respect of a tender offer or exchange offer for common stock.

If, at any time, the closing sale price of the common stock exceeds $15 for at least 20 trading days in any 30 consecutive trading day period and the average daily trading volume of the common stock for at least 20 trading days in such period exceeds 200,000 shares or $2.5 million, then we may, at our option, cause up to 50% of the then-outstanding shares of series B preferred stock (and corresponding accumulated and unpaid dividends) to be converted into shares of common stock at the then-applicable conversion rate. If, at any time, the closing sale price of the common stock exceeds $16 for at least 20 trading days in any 30 consecutive trading day period and the average daily trading volume of the common stock for at least 20 trading days in such period exceeds 200,000 shares or $2.5 million, then we may, at our option, cause up to all of the then-outstanding shares of series B preferred stock (and corresponding accumulated and unpaid dividends) to be converted into shares of common stock at the then-applicable conversion rate.

We may adopt a rights agreement pursuant to which certain rights would be issued with respect to shares of common stock. In certain circumstances, the holders of the series B preferred stock would receive, upon conversion of the series B preferred stock, in addition to the common stock, the rights under any such rights agreement (if adopted) or any other rights plan then in effect.

Voting Rights

Holders of series B preferred stock are entitled to vote their shares of series B preferred stock on an as-converted basis on any matters presented to holders of common stock for their consideration. Except as required by law, holders of series B preferred stock will vote on an as-converted basis together with the holders of common stock and with the holders of any other class or series of our capital stock entitled to vote with the common stock, as a single class.

So long as at least 300,000 shares of series B preferred stock remain outstanding, subject to certain exceptions, the vote or consent of the holders of at least 75% of the shares of the series B preferred stock at the time outstanding, voting as a separate class, shall be necessary to declare or pay any dividend or make any distribution on or with respect to, or repurchase any shares of, our capital stock.

The vote or consent of the holders of at least 75% of the shares of the series B preferred stock at the time outstanding, voting as a separate class, shall be necessary to amend, alter or repeal the terms of the series B preferred stock so as to adversely affect the powers, preferences or rights of the series B preferred stock.

Consolidations and Mergers

We may not consolidate with or merge into any other person or sell, convey, transfer or lease all or substantially all of our property and assets to any other person, except as may be provided in a definitive agreement relating to such a transaction that has been approved by our stockholders, including the holders of the then-outstanding shares of series B preferred stock, or unless:

•

the series B preferred stock remains outstanding or, if we are not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and the issuer of those preference securities is an entity organized under the laws of the United States, any state thereof or the District of Columbia, and a corporation for United States federal income tax purposes; and

•

the shares of series B preferred stock remaining outstanding or preference securities, as the case may be, have rights, preferences, privileges and voting powers, taken as a whole, that are not materially less favorable to their holders than the rights, preferences, privileges and voting powers of the series B preferred stock, taken as a whole, immediately prior to consummation of the consolidation, merger or sale transaction.

Preferred Stock

Our Board of Directors is authorized, subject to any limitations prescribed by law and the rights of our series B preferred stock, without further vote or action by the stockholders, to issue from time to time any of the remaining authorized shares of preferred stock in one or more series without stockholder approval. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Registration Rights

Stockholder Registration Rights

We are party to registration rights agreements which provide that certain holders of our common stock have certain registration rights, as set forth below. We will pay the registration expenses, other than underwriting discounts, selling commissions and stock transfer taxes, of the shares registered pursuant to the piggyback and Form S-3 registrations described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. The demand, piggyback and Form S-3 registration rights described below will terminate with respect to any holder at such time as both the shares held or entitled to be held upon conversion, may be immediately sold under Rule 144 during any 90-day period and such holder holds less than 3% of the issued and outstanding shares of our common stock.

Piggyback Registration Rights

In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of an aggregate of 10,482,192 shares of our common stock will be entitled to certain “piggyback” registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a demand registration or certain registrations on Forms S-4 or S-8, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

Form S-3 Registration Rights

The holders of an aggregate of 10,482,192 shares of our common stock will be entitled to certain Form S-3 registration rights. The holders of these shares can make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3 and if the reasonably anticipated aggregate gross proceeds of the shares offered would be more than $2 million. We will not be required to effect more than two registrations on Form S-3 within any 12-month period or any registration requested within 180 days following the effectiveness of a registration statement relating to a public offering of our securities, and we will not be required to effect any registration on Form S-3 if the Board determines in good faith that such registration would be seriously detrimental to us and our stockholders at that time.

Anti-Takeover Effects of Delaware Law and Our Restated Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging such proposals, including proposals that are priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could result in an improvement of their terms.

Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that:

•	authorize the Board of Directors to issue, without further action by the stockholders, up to 7,000,000 shares of undesignated preferred stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	specify that special meetings of our stockholders can be called only by the Board of Directors, the chairman of the board or the chief executive officer;

•	provide that our Board of Directors will be classified, with directors serving staggered three-year terms;

•	provide that directors may be removed only for cause;

•	provide that vacancies on our Board of Directors may be filled only by a majority of directors then in office, even though less than a quorum;

•

provide that unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or any of our stockholders, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, or any action asserting a claim governed by the internal affairs doctrine; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court in the State of Delaware;

•	provide for a 66 2/3% vote of stockholders to amend the foregoing provisions of our certificate of incorporation or to amend our bylaws in the absence of approval by the Board of Directors; and

•

establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors.

Majority Vote Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, each nominee is elected by the vote of a majority of the votes cast with respect to that director’s election. As provided in our bylaws, an “uncontested election” is one in which the number of nominees equals the number of directors to be elected in such election.

In accordance with our bylaws, our Board of Directors may nominate or elect as a director only persons who agree to tender, promptly following his or her election or re-election to the Board, an irrevocable resignation that will be effective upon (i) the failure of the candidate to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) the acceptance by the Board of such resignation.

If an incumbent director fails to receive the required vote for re-election in an uncontested election, the Nominating and Governance Committee of our Board of Directors determines whether the director’s resignation should be accepted and makes a recommendation to the Board, which makes the final determination whether to accept the resignation. The Board must publicly disclose its decision within 90 days from the date of certification of the election results. If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy or may decrease the size of the Board.

In a contested election, where the number of nominees exceeds the number of directors to be elected, the nominees receiving a plurality of the votes cast shall be elected.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

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prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to the date of the transaction, the business combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the “interested stockholder.” Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

The provisions of Delaware law, our restated certificate of incorporation and our amended and restated bylaws to become effective upon completion of this offering could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Shareowner Services.

Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “REGI.”

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. You should also read the indenture under which the debt securities are to be issued. We have filed a form of indenture governing different types of debt securities with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series. The debt securities we offer will be issued under an indenture between us and the trustee named in the indenture. These debt securities that we may issue include senior debt securities, subordinated debt securities, convertible debt securities and exchangeable debt securities. The following is a summary of the material provisions of the indenture filed as an exhibit to the registration statement of which this prospectus is a part. For each series of debt securities, the applicable prospectus supplement for the series may change and supplement the summary below.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and they may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us. For each series of debt securities, any restrictive covenants for those debt securities will be described in the applicable prospectus supplement for those debt securities.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with “original issue discount,” or OID, because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

You should refer to the prospectus supplement relating to a particular series of debt securities for a description of the following terms of the debt securities offered by that prospectus supplement and by this prospectus:

•	the title and authorized denominations of those debt securities;

•	any limit on the aggregate principal amount of that series of debt securities;

•	the date or dates on which principal and premium, if any, of the debt securities of that series is payable;

•	interest rates, and the dates from which interest, if any, on the debt securities of that series will accrue, and the dates when interest is payable and the maturity;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

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if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

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the place or places where and the manner in which principal of, premium, if any, and interest, if any, on the debt securities of that series will be payable and the place or places where those debt securities may be presented for transfer and, if applicable, conversion or exchange;

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the period or periods within which, the price or prices at which, the currency or currencies in which, and other terms and conditions upon which those debt securities may be redeemed, in whole or in part, at our option or the option of a holder of those securities, if we or a holder is to have that option;

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our obligation or right, if any, to redeem, repay or purchase those debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of those securities, and the terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

•	the terms, if any, on which the debt securities of that series will be subordinate in right and priority of payment to our other debt;

•	the denominations in which those debt securities will be issuable;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

•	whether those debt securities will be issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether any securities of that series are to be issued in whole or in part the form of one or more global securities and the depositary for those global securities;

•	if other than United States dollars, the currency or currencies in which payment of principal of or any premium or interest on those debt securities will be payable;

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if the principal of or any premium or interest on the debt securities of that series is to be payable, or is to be payable at our election or the election of a holder of those securities, in securities or other property, the type and amount of those securities or other property, or the manner of determining that amount, and the period or periods within which, and the terms and conditions upon which, any such election may be made;

•	the events of default and covenants relating to the debt securities that are in addition to, modify or delete those described in this prospectus;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	whether and upon what terms the debt securities may be defeased, if different from the provisions set forth in the indenture;

•	the nature and terms of any security for any secured debt securities;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will present material United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are to be listed or quoted.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for shares of our equity securities or other securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding our ability or the ability of any holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person, unless the successor corporation or person to which our assets are transferred or leased is organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations under the debt securities and the indenture. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no event of default under the indenture, and no event that, after notice or lapse of time or both, would become an event of default under the indenture, has occurred and is continuing. When the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we will be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control affecting us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

The indenture provides that the following will be “events of default” with respect to any series of debt securities:

•	failure to pay interest for 30 days after the date payment is due and payable;

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failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise and, in the case of technical or administrative difficulties, only if such default persists for a period of more than three business days;

•	failure to make sinking fund payments when due and continuance of such default for a period of 30 days;

•	failure to perform other covenants for 60 days after notice that performance was required;

•	events in bankruptcy, insolvency or reorganization relating to us; or

•	any other event of default provided in the applicable officer’s certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. For each series of debt securities, any modifications to the above events of default will be described in the applicable prospectus supplement for those debt securities.

The indenture provides that if an event of default specified in the first, second, third, fourth or sixth bullets above occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all those debt securities (or, in the case of discount securities or indexed securities, that portion of the principal amount as may be specified in the terms of that series) to be due and payable immediately. If an event of default specified in the fifth bullet above occurs and is continuing, then the principal amount of all those debt securities (or, in the case of discount securities or indexed securities, that portion of the principal amount as may be specified in the terms of that series) will be due and payable immediately, without any declaration or other act on the part of the trustee or any holder. In certain cases, holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of holders of all those debt securities, rescind and annul a declaration of acceleration.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of such default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee indemnity for the reasonable expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request and offer of indemnity; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Discharge, Defeasance and Covenant Defeasance

We can discharge or decrease our obligations under the indenture as stated below.

We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or government obligations denominated in the currency of the debt securities, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and any premium and interest on, the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as defeasance. We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as covenant defeasance. We may effect defeasance and covenant defeasance only if, among other things:

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we irrevocably deposit with the trustee cash or government obligations denominated in the currency of the debt securities, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal (including any mandatory sinking fund payments) of, and any premium and interest on, all outstanding debt securities of the series; and

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we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, and any premium and interest payments on, the series of debt securities.

In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law occurring, after the date of the indenture, since such a result would not occur under the U.S. federal income tax laws in effect on that date.

Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:, among other things

•	evidence the assumption by a successor entity of our obligations;

•	add to our covenants for the benefit of the holders of debt securities, or to surrender any rights or power conferred upon us;

•	add any additional events of default;

•	cure any ambiguity or correct any inconsistency or defect in the indenture;

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add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

•	secure any debt securities;

•	establish the forms or terms of debt securities of any series;

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evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee;

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modify, eliminate or add to the provisions of the indenture as shall be necessary to effect the qualification of the indenture under the Trust Indenture Act of 1939 or under any similar federal statute later enacted, and to add to the indenture such other provisions as may be expressly required by the Trust Indenture Act; and

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make any other provisions with respect to matters or questions arising under the indenture that will not be inconsistent with any provision of the indenture as long as the new provisions do not adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series of debt securities affected by such supplemental indenture then outstanding, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or any supplemental indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration;

•	change the currency in which the principal, and any premium or interest, is payable;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due;

•	if applicable, adversely affect the right of a holder to convert or exchange a debt security; or

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reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture or for waivers of compliance with or defaults under the indenture with respect to debt securities of that series.

The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any series, by notice to the relevant trustee, may on behalf of the holders of the debt securities of that series waive any default and its consequences under the indenture except:

•	a default in the payment of, any premium and any interest on, or principal of, any such debt security held by a nonconsenting holder; or

•	a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Registered Global Securities and Book Entry System

The debt securities of a series may be issued in whole or in part in book-entry form and will be represented by one or more fully registered global securities. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities. This means that we will not issue certificates to each holder.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for the registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

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ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as “participants,” or persons that may hold interests through participants;

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upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

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ownership of beneficial interest in the registered global security will be shown on, and the transfer of the ownership interest will be effected only through, records maintained by the depositary for the registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the relevant indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. Neither we nor the trustee, or any other agent of ours or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these securities with a depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under that indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, and any premium and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee in New York, New York.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise those rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

If the trustee becomes a creditor of ours, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no past, present or future director, officer, stockholder or employee of ours, any of our affiliates, or any successor corporation, in their capacity as such, shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares does not purport to be complete and is subject to and qualified in its entirety by the relevant deposit agreement and the depositary receipts with respect to the depositary shares relating to any particular series of preferred stock. You should read these documents as they, and not this description, will define your rights as a holder of depositary shares. Forms of these documents will be filed with the SEC in connection with the offering of depositary shares.

General

If we elect to offer fractional interests in shares of preferred stock, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of preferred stock. We will deposit the shares of preferred stock underlying the depositary shares under a deposit agreement between us and a bank or trust company selected by us. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50 million. The depositary receipts will evidence the depositary shares issued under the deposit agreement.

The deposit agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Each owner of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying shares of preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in a prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Conversion, Exchange, Redemption and Liquidation

If any series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the relevant prospectus supplement.

Voting

When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendments

We and the depositary may agree to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement or that (b) otherwise prejudices any substantial existing right of holders of depositary shares, will not take effect until 30 days after the depositary has mailed notice of the amendment to the record holders of depositary shares. Any holder of depositary shares that continues to hold its shares at the end of the 30-day period will be deemed to have agreed to the amendment.

Termination

We may direct the depositary to terminate the deposit agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. In addition, a deposit agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares, or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering notice to us, and we may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our restated certificate of incorporation to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations and the depositary’s obligations to performance in good faith of the duties stated in the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of depositary shares requesting us to do so furnish us with satisfactory indemnity. In performing our obligations, we and the depositary may rely upon the written advice of our counsel or accountants, on any information that competent people provide to us and on documents that we believe are genuine.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock, common stock, depositary shares, or any combination thereof. We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the other offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement relating to any particular issue of warrants will describe the terms of the warrants, including, as applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, terms and number of shares of debt securities, preferred stock or common stock purchasable upon exercise of the warrants;

•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;

•	the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the price at which each share of debt securities, preferred stock or common stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase common stock or preferred stock. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each right. The accompanying prospectus supplement may add, update or change the terms and conditions of the rights as described in this prospectus.

We will describe in the applicable prospectus supplement the terms and conditions of the issue of rights being offered, the rights agreement relating to the rights and the rights certificates representing the rights, including, as applicable:

•	the title of the rights;

•	the date of determining the stockholders entitled to the rights distribution;

•	the title, aggregate number of shares of common stock or preferred stock purchasable upon exercise of the rights;

•	the exercise price;

•	the aggregate number of rights issued;

•	the date, if any, on and after which the rights will be separately transferable;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Each right will entitle the holder of rights to purchase for cash the principal amount of shares of common stock or preferred stock at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock or preferred stock purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

SELLING STOCKHOLDERS

This prospectus also relates to the possible resale by certain of our stockholders as identified or described below of up to an aggregate of 4,700,000 shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. The following stockholders received shares in connection with private placements or acquisition transactions:

•	West Central Cooperative

•	USRG Holdco V, LLC

•	NGP Energy Technology Partners, L.P.

•	Natural Gas Partners VIII, L.P.

•	ED&F Man Holdings B.V.

•	Bunge North America, Inc.

In addition, this prospectus also relates to the possible resale by certain of our stockholders that hold in excess of 100,000 shares and acquired shares in one of the following transactions:

•	In July 2010 in connection with our acquisition of certain assets

•	In April 2010 in connection with certain financing arrangements.

•	In September 2010 in connection with our acquisition of certain biodiesel assets.

•	In February 2010 in connection with our acquisition of a biodiesel facility.

•	In August 2009 in connection with renegotiating rail car leases.

•	In June 2008 in connection with our acquisition of a biodiesel facility.

•	In June 2006 in connection with our formation.

The prospectus supplement for any offering of common stock by selling stockholders will include the following information:

•	the names of the selling stockholders;

•	the nature of any material relationship each selling stockholder has had within the last three years with us or any of our predecessors or affiliates;

•	the number of shares held by each of the selling stockholders before and after the offering;

•	the percentage of common stock held by each of the selling stockholders before and after the offering; and

•	the number of shares of common stock offered by each of the selling stockholders.

Selling stockholders may not sell any shares of our common stock pursuant to this prospectus until we have identified those selling stockholders and the shares being offered for resale by those selling stockholders in a subsequent prospectus supplement. However, the selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act of 1933.

PLAN OF DISTRIBUTION

We and the selling stockholders may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering and sale by them or to investors directly or through agents. The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us or to any selling stockholder from the sale;

•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements. In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us or selling stockholders in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Some of the underwriters, dealers or agents who participate in the securities distribution may engage in other transactions with, and perform other services for, us or our subsidiaries in the ordinary course of business or for a selling stockholder.

We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we or the selling stockholders pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us or the selling stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

The securities may or may not be listed on a national securities exchange. In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012;

•	our Current Reports on Form 8-K filed January 24, 2012, January 30, 2012, April 2, 2012, May 25, 2012, November 1, 2012, December 21, 2012, December 24, 2012, January 8, 2013 and February 6, 2013; and

•

the description of our common stock and series B preferred stock contained in our Registration Statement on Form S-1, initially filed with the Securities and Exchange Commission on July 18, 2011, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Investor Relations, Renewable Energy Group, Inc., 416 South Bell Avenue, Ames, Iowa, 50010, telephone (515) 239-8000. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

$125,000,000

% Convertible Senior Notes due 2019

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